UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)
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Notice of 2019 Annual Meeting of Shareholders and Proxy Statement
Tuesday, April 23, 2019
9:30 a.m. Central time
The St. Regis Houston
1919 Briar Oaks Lane
Houston, Texas 77027

Dear Shareholder:
Please join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2019 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

In 2018, we made significant progress on our portfolio transformation and maintained our focus on delivering long-term shareholder value despite market and commodity price volatility. We grew our U.S. onshore business and entered 2019 focused on capital efficiency and returns. Offshore, our world class Leviathan project is on track for start-up by the end of 2019, which will be transformational for Noble Energy. Financially, we paid down $609 million in debt and accelerated the return of capital to shareholders, including $295 million in share repurchases and $208 million in dividends. As a result, we believe we are well positioned for the future.

I, along with our Board of Directors and executive team, am committed to providing you information about the Company in a manner that is easy to access and understand. Our Proxy Statement summarizes our business and executive compensation program with charts and graphics we believe aid in assessing our programs and progress. Also, we have continued to eliminate redundancy within the Proxy Statement to make it more reader-friendly.

The Compensation Discussion and Analysis that begins on page 29 describes our executive compensation program and shows the direct link between performance and executive compensation. Beginning on page 13, we provide the qualifications of our directors and why they are the right people to represent you.

Your vote is important to us and our business. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting to ensure your shares are represented and voted at the meeting. Instructions on how to vote begin on page 58.

I look forward to seeing you at the meeting. We appreciate your ongoing support as a shareholder of Noble Energy.

February 28, 2019
Houston, Texas
David L. Stover
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 23, 2019
The Annual Meeting of Shareholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 23, 2019 at 9:30 a.m. Central time at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:

1.	to elect the nine nominees as members of the Board of Directors of the Company;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in an advisory vote, executive compensation;

4.
to approve an amendment and restatement of the Company's 2017 Long-Term Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan from 29,000,000 to 44,000,000 shares; and

5.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors set February 22, 2019 as the record date for the meeting. This means that holders of record of shares of the Company’s common stock as of the close of business on that date are entitled to receive this notice of, and vote at the meeting and any adjournment or postponement thereof.

A complete list of shareholders will be available for examination at our Company’s offices in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to shareholders at the meeting.

February 28, 2019
Houston, Texas
By Order of the Board of Directors

Rachel G. Clingman
Senior Vice President, General Counsel
and Corporate Secretary

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, even if planning to attend the meeting in person. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

Table of Contents

Proxy Statement Summary	i

Executive Summary	iii

Corporate Governance	2

Ownership of Equity Securities of the Company	10

Election of Directors (Proposal 1)	12

2018 Director Compensation	17

Ratification of Appointment of Independent Auditor (Proposal 2)	19

Report of the Audit Committee	20

Advisory Vote to Approve Executive Compensation (Proposal 3)	21

Approval of Amendment and Restatement of the 2017 Long-Term Incentive Plan to Authorize Additional Shares (Proposal 4)	22

Compensation Discussion and Analysis	29

Report of the Compensation, Benefits and Stock Option Committee	46

Compensation Tables	47

Questions and Answers about the Meeting and Voting	58

Glossary	63

Appendix A — Non-GAAP Financial Measures	A-1

Appendix B — Executive Officers	B-1

Appendix C — 2017 Long-Term Incentive Plan	C-1

PROXY STATEMENT SUMMARY

This summary highlights some of the information contained in the Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy”, “Noble”, “NBL” or the “Company”. Please also see Glossary for defined terms.

2019 Annual Meeting of Shareholders

• Date and Time:	Tuesday, April 23, 2019, 9:30 a.m. Central time

• Place:	The St. Regis Houston 1919 Briar Oaks Lane Houston, Texas 77027

• Record Date:	February 22, 2019

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Directors	FOR each Director Nominee
Ratification of Appointment of Independent Auditor	FOR
Advisory Vote to Approve Executive Compensation	FOR
Approval of Amendment and Restatement of the Company's 2017 Long-Term Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance under the Plan from 29,000,000 to 44,000,000
FOR
Director Nominees

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	68	2005	Chairman and Chief Executive Officer of Berenson Holdings LLC	C, CG	None
Michael A. Cawley*	71	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	None
James E. Craddock*	60	2015	Former Chairman and Chief Executive Officer of Rosetta Resources Inc.	C, CG, S	None
Barbara J. Duganier*	60	2018	Former Managing Director at Accenture	A, CG	Buckeye Partners, L.P.; MRC Global Inc.
Thomas J. Edelman*	68	2005	A managing partner of White Deer Energy	C, CG, S	None
Holli C. Ladhani	48	2017	President and Chief Executive Officer of Select Energy Services, Inc.	S	Select Energy Services, Inc.
David L. Stover	61	2014	Chairman and Chief Executive Officer of Noble Energy, Inc.	S	None
Scott D. Urban*	65	2007	Partner in Edgewater Energy LLC	C, CG, S	Pioneer Energy Services Corporation
William T. Van Kleef*	67	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
* Independent director    A - Audit Committee    C - Compensation, Benefits and Stock Option Committee
CG - Corporate Governance and Nominating Committee     S - Safety, Sustainability and Corporate Responsibility Committee

i

Skills and Diversity Matrix

The following table provides relevant skills and diversity attributes for our director nominees.

Director Skills and Attributes	Current or Past Public Company Executive Experience (C-Suite)	Financial Accountability Experience	Energy Industry Experience	Other Public Company Board Experience	Operations Experience	International E&P Experience	*Diverse Attributes (as self-reported)	Risk Assessment and Management Experience	Environmental Health, Safety, Sustainability and Corporate Responsibility	Civic or Charitable Experience
Jeffrey L. Berenson		●		●	●			●		●
Michael A. Cawley	●	●	●	●				●		●
James E. Craddock	●	●	●	●	●			●	●	●
Barbara J. Duganier		●	●	●			●	●		●
Thomas J. Edelman	●	●	●	●	●	●		●		●
Holli C. Ladhani	●	●	●	●	●		●	●	●	●
David L. Stover	●	●	●		●	●		●	●	●
Scott D. Urban	●	●	●	●	●	●		●	●	●
William T. Van Kleef	●	●	●	●	●			●		●
* Diverse attributes - self identified as being part of a group that is historically underrepresented on boards, whether through gender, ethnicity or race.

Average Director Tenure

The following graphic provides the average director tenure as of each of the last three Annual Meetings of Shareholders.

EXECUTIVE SUMMARY

2018 Business Highlights

During 2018, we continued to enhance our portfolio, achieved a number of strategic objectives, focused on operational execution and capital efficiency and delivered on shareholder return initiatives. In 2018, we accomplished the following:

•	Portfolio enhancements, including:

•
generated $2B in proceeds through sale of 7.5% working interest in Tamar, sale of our 50% interest in CONE Gathering LLC, sale of our 34.1% limited partner interest in CNX Midstream Partners LP, Gulf of Mexico exit and non-core onshore U.S. divestments;

•	acquired > 100,000 acres in unconventional new U.S. onshore opportunities and reached agreement on a 40% operated interest in 2 million acres in a new country offshore play;

•	acquisition of the Saddle Butte system by our midstream segment; and

•	executed acreage swap to solidify Mustang and Wells Ranch position in the DJ Basin.

•	Operational accomplishments, including:

•	demonstrated peer leading safety and environmental performance with low days away from work and recordable incident rate;

•	focused capital and resources on our highest margin assets within U.S. onshore liquids plays and Leviathan development;

•	negotiated a heads-of-agreement for Alen gas monetization in Equatorial Guinea, first step in future monetization of up to 3 TCF gross discovered in the area;

•	achieved record U.S. oil liquids volumes led by Delaware and DJ Basin growth 15% year-over-year growth;

•	delivered year-over-year volume increase of approximately 11% (adjusted for divestitures);

•	progressed natural gas marketing activities to fill Leviathan Phase 1 capacity, including executed agreements to support delivery of natural gas into Egypt;

•	progressed the Leviathan project to 75% complete;

•	secured near-term flow assurance and long-term out-of-basin takeaway capacity from the Delaware Basin to the Gulf Coast, with access to export markets;

•	executed Mustang row development in the DJ Basin and received approval for the first Colorado Comprehensive Drilling Plan of its size for the Mustang area (100 square miles); and

•	increased proved reserves by 5% from 2017 (excluding the impact of the Gulf of Mexico and Tamar sales).

•	Shareholder return initiatives, including:

•	executed share repurchase of approximately 10 million shares of Noble Energy stock for $295MM during the year; and

•	increased dividend to 11 cents per share per quarter for Noble Energy common shares for second, third and fourth quarters.

•	Financial initiatives, including:

•	achieved $2.3B net cash provided from operating activities (consolidated) and $1.1B of free cash flow(1) (excluding impact of NBLX) through portfolio optimization and reduced expenses;

•	strengthened Company's balance sheet by paying down $609MM of NBL debt;

•	enhanced strong liquidity position by increasing cash on hand and maintaining unused borrowing capacity; and

•	credit rating outlook upgraded from 2 of 3 rating agencies.
Our Compensation Committee believes that the Company made substantial progress toward positioning the Company for continued and sustainable long-term success, through our strengthened financial position, strong operational performance, advancements on critical strategic outcomes and shareholder value creation. Our 2018 shareholder return did not reflect these accomplishments to the degree we anticipated; we ended the year with a total shareholder return (“TSR”) of negative 35% and 9th out of 14 in our 2018 peer group (as measured from January 1, 2018 - December 31, 2018).
(1) Non-GAAP measure, see reconciliation at Appendix A

2018 Performance Charts
For additional information about our 2018 performance, please see our Annual Report on Form 10-K.

*Organic NBL funded capital expenditures and excludes acquisition capital

*© 2018 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

*Non-GAAP measure (see reconciliation in Appendix A) calculated herein as an STIP metric
(1) 2017 and 2018 data excludes impact of NBLX free cash flow and is adjusted for price

*Excludes impact of NBLX distributions, includes only upstream NBL

Leadership Transition

Our CEO, the Board of Directors and the management team also successfully led the Company through the transition of key executive leadership positions in 2018. Noble Energy attracted top talent such as Brent Smolik, President & COO, and Rachel Clingman, Senior Vice President, General Counsel & Secretary. In addition, we have added two new directors to the Board in the last 18 months, Holli C. Ladhani and Barbara J. Duganier, both with extensive financial expertise and leadership experience.

2018 Executive Compensation Highlights

Increased Focus on Pay for Performance

Our executive compensation program is described in our Compensation Discussion and Analysis and is designed to align executive pay with performance and to create long-term shareholder value through significant “at-risk” compensation. In 2018, we continued to emphasize performance-based compensation, with 64% of our CEO’s target compensation being performance-based as shown in the following chart.

To further connect executive pay to Company performance, the performance awards component of our long-term incentive program was increased from 33% to 50% of the total long-term award. In addition, the vesting period of the restricted stock component of the long-term incentive award was increased from two to three years to further align the vesting period with longer-term Company performance.

Components of Compensation - CEO Mix

Stock Options Restricted Stock Performance Share Award

v

Short-term Incentive Plan

As previously disclosed, for the 2018 Plan year, the Compensation Committee increased our focus on financial performance metrics by adding in our Short-Term Incentive Plan (“STIP”) cash flow per debt adjusted share growth and two new returns-based metrics, return on average capital employed (“ROACE”) and cash return on capital invested (“CROCI”). These metrics reinforce our objective of aligning our compensation program with our capital strategy and focus on long term shareholder value creation.

Company performance for the 2018 Plan year focused on continued progress on our strategic outcomes against a backdrop of commodity price and cost volatility and market uncertainty. We strengthened our financial position with free cash flow significantly ahead of target and material debt reduction. We also continued to demonstrate top tier safety performance and advanced our portfolio development to deliver sustained value. In determining the 2018 STIP award, the Compensation Committee considered the accomplishment of having a majority of Coloradans support oil and gas instead of a setback initiative, establishment of the Mustang Comprehensive Development Plan, and delivery on critical strategic outcomes such as the Gulf of Mexico exit and progress on the Leviathan project.  However, the shortfalls in reaching our cost and volume targets, as well as absolute and relative share price performance, were significant contributors to the discretionary component of the plan. Although the quantitative results were slightly above target, the Compensation Committee exercised its discretion and approved a Short-Term Incentive Plan payout of 85% of target.

Target versus Realizable Compensation

The chart below reflects again the alignment we seek to achieve between executive compensation and Company performance in our total compensation program. Our executives do not achieve target value unless:

•	the stock price appreciates on an absolute basis;

•	the Company meets or exceeds median peer stock performance; and

•	the Company meets or exceeds important financial and operational goals.
As depicted in the chart below and based on the Company’s stock price at December 31, 2018, the realizable value of Mr. Stover’s total compensation has averaged 48% across the past three years.

We believe our compensation program is operating as designed as our below target shareholder return results in below target compensation for our Named Executive Officers (“NEOs”), demonstrating that our compensation program appropriately aligns pay with performance.
TSR Performance

	2016-2018	2017-2018*	2018*
TSR (As defined in LTIP, one month trailing average on each end of performance period)	(34.0)%	(45.0)%	(22.0)%
Relative Ranking to Peers	11th of 14	9th of 14	9th of 14
*Performance period in progress. TSR and relative ranking shown are estimates as of December 31, 2018.

2019 Key Executive Compensation Actions

Performance and Compensation Benchmarking Peer Group Refinements

To enhance our benchmarking of competitive performance and executive compensation, the Compensation Committee identified two peer groups: one for compensation benchmarking purposes and one for performance evaluation purposes.

Compensation Benchmarking

The Committee determined that one singular peer group does not meet the needs of our compensation benchmarking and performance evaluation processes.  The Committee and management believe utilizing a peer group comprised of companies of similar size and scope reduces volatility in the benchmarking process.  This new peer group is balanced with companies both larger and smaller than Noble in an attempt to have a benchmarking process less likely to be distorted by significantly smaller and larger companies with different pay practices.

Performance Benchmarking

To evaluate relative Company performance, the Committee feels it is important to assess Noble’s performance against companies with similar long-term strategies.  Basin operations, international exposure and commodity mix were considered in defining this performance peer group.  We believe our performance will be appropriately benchmarked against companies with similar commodity exposure, basin specific influences and with whom we compete for investor capital.

2019 Short-Term Incentive Plan Enhancements

Each year the Compensation Committee assesses the performance metrics driving incentive compensation.  The Compensation Committee considers the strategic direction of the organization, the alignment of metrics with shareholder value creation, and feedback received during our spring and fall shareholder engagement processes. With respect to the STIP metrics, we will replace the U.S. onshore drill & complete rate of return metric with a quantitative capital efficiency metric. The new capital efficiency metric will evaluate the organization’s ability to deliver returns by:

•	optimizing our capital allocation;

•	executing planned projects timely and efficiently; and

•	controlling spend to maintain discipline.

We will also add a new qualitative metric to the STIP assessing Noble’s relative performance in each of our operating areas. While the capital efficiency metric focuses on our ability to create value through capital allocation, the Compensation Committee also believes it is important to measure our relative performance in the basins in which we operate.  We strive to differentiate ourselves as industry leading performers in each of our key basins through safe and efficient operations, capital efficiency and returns.

Important Date for 2020 Annual Meeting of Shareholders

Shareholder proposals and nominees for director(s) to be submitted for inclusion in our 2020 Proxy Statement pursuant to our By-Laws or Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us no later than October 31, 2019.

1001 Noble Energy Way	PROXY STATEMENT
Houston, Texas 77070	February 28, 2019

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Noble Energy, Inc. (the “Company”). The meeting will be held at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027 on April 23, 2019 at 9:30 a.m. Central time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our shareholders on or about February 28, 2019.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of the Company’s common stock as of the close of business on February 22, 2019, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, February 22, 2019, there were 483,584,388 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2019.

Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.proxyvote.com.

Corporate Governance

Corporate Governance

Our Website contains a number of documents, available free of charge, that will be helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines;

•	Certificate of Incorporation;

•	By-Laws;

•	Board committee charters; and

•	Code of Conduct and Code of Ethics for our Chief Executive and Senior Financial Officers, and information about how to report concerns.
You may also obtain copies of these documents by contacting the Company Secretary.

Our Board regularly reviews developments in corporate governance and updates our corporate governance documents and practices as appropriate. Amendments to these documents will be promptly posted on our Website.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board has historically combined the role of chairman of the board with the role of Chief Executive Officer (“CEO”), maintaining a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any governance or management issues resulting from combining the two roles and, in this combined role, Mr. Stover has provided strategic, operational and technical expertise, vision and a proven ability to lead our Company.

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

Our Board will review, at least annually, the continued appropriateness of the combined chairman/CEO structure, as opposed to a split role or other structure. All such reviews will occur outside the presence of the Chairman and CEO, at a meeting of the Corporate Governance and Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our lead independent director is elected annually by our Board and has authority described in our Corporate Governance Guidelines that includes:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

Corporate Governance

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating sessions of the Board’s independent directors; and

•	facilitating communications among the other members of the Board.
Mr. Michael Cawley has served as the lead independent director since 2001. In January 2019, our Nominating and Governance Committee nominated, and our Board approved the appointment of, Mr. Scott Urban to serve as the lead independent director of the Board effective as of the date of our 2019 Annual Meeting of Shareholders. In addition, our Board approved an amendment to our By-Laws to allow the lead independent director to remain eligible for election to the Board one additional year beyond his 72nd birthday, to provide for an orderly transition of duties to the newly appointed lead independent director.

Board and Committees

In 2018, our Board held 12 meetings and its committees held 19 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2018.

Our Board has the following four standing committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Corporate Governance and Nominating (“Governance”) Committee;

•	Compensation, Benefits and Stock Option (“Compensation”) Committee; and

•	Safety, Sustainability and Corporate Responsibility (“SSCR”) Committee.
In July 2018, our former Environment, Health and Safety Committee was reorganized into the SSCR Committee, to further align its primary responsibilities with the executive level Sustainability and Corporate Responsibility Committee and refine the focus of the committee as identified below.

Primary Responsibilities
The primary responsibilities of each committee are summarized below. For more detail, see the committee charters on our website at www.nblenergy.com, under the heading “Corporate Governance.”

Committee	Key Oversight Responsibilities
Audit
•
Integrity of the Company’s financial statements
•
Disclosure and internal controls
•
Compliance with legal and regulatory requirements
•
Administration of the Company’s Code of Conduct
•
Independent auditor qualifications
•
Internal audit functions
•
Risk management

Governance
•
Corporate governance, including the Corporate Governance Guidelines
•
Director recruitment, retention and development
•
Board committee structure and membership
•
Annual Board and committee self-evaluation
•
Corporate political activities

Compensation
•
CEO and other executive officer compensation structure and amount
•
Performance evaluations for the CEO and other executive officers
•
Design and function of incentive compensation programs, including STIP and equity-based plans
•
Executive officer stock ownership guidelines
•
Compensation Discussion & Analysis

SSCR
•
Monitor environmental, climate, health, safety, social, public policy and corporate responsibility trends, issues and concerns
•
Evaluate policies, management systems, strategies and initiatives with respect to SSCR
•
Compliance with SSCR legal and regulatory requirements

Corporate Governance

The following table lists the current members of each committee and the number of meetings held during 2018.

Name	Audit(1)	Compensation	Governance	SSCR**
Jeffrey L. Berenson*
Michael A. Cawley*			Chair
Edward F. Cox*
James E. Craddock*(2)				Chair
Barbara J. Duganier*
Thomas J. Edelman*
Holli C. Ladhani
David L. Stover
Scott D. Urban*		Chair
William T. Van Kleef*	Chair
Number of Meetings	5	6	5	3
*Independent Directors
**Committee was reorganized in July 2018 from Environment, Health and Safety to Safety, Sustainability and Corporate Responsibility

(1)
Each member of our Audit Committee has been determined by the Board to be financially literate and meets the additional criteria for independence of audit committee members as set forth in Securities and Exchange Commission (“SEC”) rule 10A-3(b)(1). Mr. Van Kleef has been determined by the Board to be an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K.

(2)
Mr. Craddock was the CEO of Rosetta Resources Inc. (“Rosetta”) prior to its merger with the Company on July 20, 2015. Our Board has reviewed the applicable rules and regulations of the SEC and the standards and guidance of the New York Stock Exchange (“NYSE”) and concluded that Mr. Craddock is independent. As a prior employee of the acquired company, Rosetta, an entity previously unaffiliated with the Company, the NYSE allows a determination of independence since the termination of his employment with Rosetta occurred concurrently with the closing of the merger.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2018, Messrs. Berenson, Craddock, Edelman, Urban and Ms. Williamson served as members of the Compensation Committee, with Ms. Williamson exiting the committee on April 24, 2018. None of the Compensation Committee members was an officer or employee of the Company or former officer of the Company or had any business relationship or conducted any business with the Company other than as described in the Related Person Transactions disclosure in this Proxy Statement. During fiscal year 2018, none of our executive officers served as a director or member of the Compensation Committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of the Company or on our Compensation Committee.

Board Development and Succession Planning

Our Board plays a key role in the oversight of the Company’s business. We are committed to ensuring that it represents a diversity of qualifications, attributes, skills and experience necessary for our future. We recognize that our shareholders are interested in board tenure and diversity — areas of consideration in our Board succession planning. We know that the most successful boards, like their executive management team counterparts, have the collective chemistry, strength, agility and strategic perspective to meet the challenges

Corporate Governance

of the fast-moving global business environment within which we operate. In our view, our current Board possesses these traits, and we have taken a number of steps to position it for our future.

First, we have continued to expand our outreach as part of our shareholder engagement program. In 2018, we requested meetings with 38 shareholders, representing approximately 78% of our outstanding stock. We also solicited feedback from representatives of the proxy advisory firms, Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”). These meetings were invaluable in providing validation of our practices in some areas, while identifying areas for improvement in others. In general, we received positive feedback on our continued efforts to enhance our public disclosures and our progress on Board refreshment. We also received suggestions on improving our efforts and disclosures on Board skills and diversity identification, Board strategy, succession planning and climate reporting.

Second, we continue to focus on the importance of Board refreshment adding Ms. Duganier to the Board in May of 2018, bringing financial expertise along with extensive leadership and cyber security experience. In addition, the Board underwent an evaluation process to identify the skills needed to enhance the strategic direction of the Board. The Company has engaged an independent director search firm to help identify prospective director candidates. The Governance Committee continues discussions to evaluate the skill-sets needed to maximize Board effectiveness and support the strategic direction of the Company.

Third, we have evolved our Board self-evaluation process to a more participative discussion conducted by an independent third-party law firm. In the current environment, this discussion has included Board refreshment, Company strategic plan and alignment with management.

Fourth, in early 2017, we amended our By-Laws to reduce the age at which a director would not stand for election from 75 to 72. We believe that this will facilitate a more orderly succession process that provides for the periodic infusion of new directors and the diversity of their perspectives. In February 2019, we further amended our By-Laws to allow for the lead independent director to remain eligible for election for one additional year, but not serve as the lead, to provide for an orderly transition of duties to the newly appointed lead independent. As of the date of the 2019 Annual Meeting of Shareholders, Mr. Cox will have reached the mandatory retirement age of 72; as a result, after 35 years of experience with our Board, he will not stand for re-election.

Finally, we have revisited our director compensation program to ensure its alignment with our compensation peer group, increasing our annual board member retainer and the SSCR chair retainer. We believe that this change is consistent with overall peer company practices.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management
•    The Board oversees risk management.
•    Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.
•    Our management is charged with managing risk through robust internal processes and controls.
•    External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Corporate Governance

Our Board

•	includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion;

•
maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management; and

•	manages sustainability, corporate responsibility and climate specific risk and opportunities, through our SSCR Committee that meets four times per year and reports regularly to the full Board.
Our Management

•	maintains committees responsible for enterprise risk management, compliance and ethics, disclosures and monitoring sustainability, corporate responsibility and climate related risk to our business;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to our Board or its committees on our risk management practices.
Our Independent External Consultants

•	audit our financial statements, internal control over financial reporting and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

•	assist in the implementation of program enhancements; and

•	help prepare the risk disclosures in our public filings.

Senior Leadership Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis for ongoing leadership assignments.

During 2018, our CEO, the Board of Directors and the management team successfully led the Company through the transition of key executive leadership positions. Noble Energy attracted top talent such as Brent Smolik, President & Chief Operating Officer, and Rachel Clingman, Senior Vice President, General Counsel & Secretary.

Codes of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Shareholder Engagement

Our shareholder engagement program provides for management’s annual engagement with some of our key shareholders to obtain feedback on our corporate governance practices. During 2018, we requested meetings with 38 shareholders, representing approximately 78% of our outstanding shares. Key members of senior management also engage annually with ISS and Glass Lewis. We received feedback regarding board skills and diversity, executive compensation metrics and climate reporting disclosures. Specifically, the Company has committed to publish a climate report in 2019 after extensive engagement with our shareholders. The Company has also expanded its disclosures surrounding our Board skills, experiences and diverse attributes. Feedback

Corporate Governance

was communicated to, and considered by, our Board and the Company continues to respond to shareholder feedback by working to improve its disclosures around governance and decisions in these areas. The below represents the percentage of our outstanding shares for which we have requested engagement during each year:

Director Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of our non-management directors and reports its findings to our Board. To assist in this review, our Board has adopted standards for director independence consistent with those of the NYSE and SEC. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our Website under the heading “Corporate Governance.”

In making independence determinations, our Board considers relevant facts and circumstances, including transactions, relationships and arrangements between each director or any member of the director’s immediate family and the Company, our subsidiaries and affiliates. Transactions considered by the Board during 2018 through January 31, 2019 included:

•	Company royalty program payments to Mr. Cox of $277,981 and Mr. Cawley of $8,648;

•	payments of $2,328,513 to Flogistix LP (“Flogistix”), a portfolio company of White Deer Energy (“White Deer”), of which Mr. Edelman is a managing partner;

•	payments in the form of charitable contributions totaling $2,061,805 to the Wildlife Conservation Society, of which Mr. Edelman is a member of the board of trustees;

•	payments of approximate $30,595,754 to MRC Global (US) Inc., of which Ms. Duganier is a director;

•	payments of approximately $20,874,448 to Oil States International, Inc., of which Mr. Van Kleef is a director;

•	payments of approximately $927,499 to Pioneer Energy Services Corp. and affiliates, of which Mr. Urban is a director; and

•	payments of $31,111,098 to Select Energy Services, Inc. (“Select Energy”) and affiliated companies of which Ms. Ladhani is the President and Chief Executive Officer.

Corporate Governance

Under the NYSE Listing Standards, a director will not be considered independent if he/she is employed by a company that has, within the last three years, made or received payments from the Company, in excess of the greater of $1 million or 2% of such Company’s revenues. Ms. Ladhani was elected as the President and Chief Executive Officer of Select Energy on November 1, 2017, pursuant to the merger of Select Energy with Rockwater Energy Solutions, Inc. (“Rockwater”). During 2018, the Company made payments to Select Energy of approximately $28.2 million, which is less than 2% of Select Energy’s 2018 gross revenues. Effective October 26, 2017, the Board elected Ms. Ladhani as a director and has determined that she is not currently independent under the NYSE Listing Standards. Ms. Ladhani is a valuable member of the Board and adds over 18 years of experience in the broader energy industry, including CEO and CFO leadership, as well as financial expertise to our Board. The Company expects that its payments to Select Energy will be less than 2% of Select Energy’s revenues prospectively. The Board anticipates being able to reconsider her independence in 2021.

Under NYSE Listing Standards, a director is not independent if he/she has been within the last three years an employee of the listed company. However, NYSE guidance clarifies that a former employee of an acquired company may still be considered independent if the employment relationship ended concurrent with a merger. Mr. Craddock’s employment with Rosetta ended concurrently with the Company’s merger with Rosetta on July 20, 2015. Mr. Craddock did not receive additional consideration subsequent to the merger, none of the Rosetta executives were retained by the Company and the acquired assets represent a small portion of the Company’s total asset portfolio. Therefore, after review of relevant NYSE guidance, as well as other relevant facts and circumstances, the Company found, and continues to find, Mr. Craddock to be an independent director. Mr. Craddock brings valuable knowledge of our Delaware and Eagle Ford Shale assets, as well as CEO experience and a high level of financial literacy to our Board.

After reviewing these transactions, relationships and arrangements, on February 8, 2019 our Board determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Urban, Van Kleef or Ms. Duganier to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our Audit, Compensation and Governance Committees are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Corporate Governance

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Mr. Edelman is a managing partner of White Deer, a private equity firm that invests in the oil and gas industry. White Deer manages funds that own equity interests in certain companies with which the Company conducts business. During fiscal year 2018 and through January 31, 2019 the Company made payments totaling $2.3 million to Flogistix for the leasing of gas compression units. White Deer manages funds that own an approximately 90% interest in Flogistix. Mr. Edelman has an estimated indirect pecuniary interest of less than 5% in Flogistix.
Ms. Ladhani is the President and CEO of Select Energy, a public company that provides its customers with efficient and environmentally conscious water and chemical solutions to service the full life cycle of the well. During fiscal year 2018 and through January 31, 2019, the Company made payments totaling $31.1 million to Select Energy companies. In addition, White Deer owns a less than 5% interest in Select Energy, and Mr. Edelman has an indirect pecuniary interest of less than 1% in Select Energy, through this investment by White Deer.

Based upon the review and recommendations of our Governance Committee and our Board, we believe these transactions were in our best interest and on terms no less favorable to us than we could have achieved with an unaffiliated party.

During fiscal year 2018 and through January 31, 2019, there were no other transactions in excess of $120,000 between our Company and a related person in which the related person had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% shareholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2018.

Corporate Governance

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of February 22, 2019, the shares of our common stock and common units of NBLX beneficially owned by each director, each NEO listed in the Summary Compensation Table included in this Proxy Statement, and all directors and executive officers as a group.

	Noble Energy, Inc. Common Stock Beneficially Owned(1)					Noble Midstream Partners LP(1)
Name	Number of Shares (2)		Shares Underlying Stock Options (3)	Total	Percent of Class	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Director
Jeffrey L. Berenson	67,209		47,740	114,949	*	—	—
Michael A. Cawley	53,793		47,740	101,533	*	—	—
Edward F. Cox	81,336	(4)	47,740	129,076	*	—	—
James E. Craddock	102,345		29,391	131,736	*	—	—
Barbara J. Duganier	15,783		—	15,783	*	—	—
Thomas J. Edelman	3,528,284	(5)	47,740	3,576,024	*	—	—
Holli C. Ladhani	30,790		—	30,790	*	—	—
David L. Stover	668,453		1,085,333	1,753,786	*	4,500	*
Scott D. Urban	48,118		47,740	95,858	*	—	—
William T. Van Kleef	115,236		47,740	162,976	*	—	—
Named Executive Officer (excluding any director named above)
Brent J. Smolik	184,833		—	184,833	*	—	—
Kenneth M. Fisher	198,988		511,019	710,007	*	14,500	*
John K. Elliott	99,693		170,066	269,759	*	—	—
Rachel G. Clingman	49,241		—	49,241	*	—	—
Gary W. Willingham(6)	179,233		283,705	462,938	*	10,000	*

All directors and executive officers as a group (20 persons)	5,733,872	(7)	2,995,896	8,729,768	1.81%	77,244	*

*	Represents less than one percent.

(1)	Unless otherwise indicated, all shares and units are directly held with sole voting and investment power.

(2)
Includes restricted stock awards not currently vested, as follows: 8,932 shares held by each of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Urban, Van Kleef, Ms. Ladhani and 15,783 shares held by Ms. Duganier; Mr. Stover — 282,541 shares; Mr. Smolik  — 184,833 shares; Mr. Fisher — 85,867 shares; Mr. Elliott — 51,574 shares; Ms. Clingman — 49,241 shares; Mr. Willingham — 38,546 shares and other executive officers — 131,265 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before April 23, 2019.

(4)	Includes 28,334 shares held by spouse.

(5)
Includes 200,000 shares held under deferred compensation plans; 20,000 shares held by spouse; 40,000 shares held by trusts for daughters; 40,000 shares held by descendants trust and 60,000 shares held by business ventures.

(6)
Includes 11 shares indirectly held in a qualified 401(k) plan and 30,000 shares held indirectly in an IRA. Values obtained from the shares of restricted stock shown in exit Form 4 filed upon Mr. Willingham's resignation, stock option information maintained by the Company, and the last Schedule 13D filed by the Company for holdings in NBLX.

(7)	Includes 15,344 aggregate number of shares indirectly held in a qualified 401(k) plan.

Corporate Governance

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 22, 2019, information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	58,780,045	(1)	12.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	51,735,758	(2)	10.7%
Capital International Investors 333 South Hope Street Los Angeles, CA 90071	44,677,803	(3)	9.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	33,195,707	(4)	6.9%
State Street Corporation One Lincoln Street Boston, MA 02111	25,238,431	(5)	5.2%

(1)
Based upon its Schedule 13G/A filed with the SEC on February 14, 2019 with respect to its beneficial ownership of our common stock, Capital Research Global Investors has sole voting and sole dispositive power with respect to 58,780,045 shares. Beneficial ownership of these shares is disclaimed. Capital Research Global Investors is a division of Capital Research and Management Company.

(2)
Based upon its Schedule 13G/A filed with the SEC on February 11, 2019 with respect to its beneficial ownership of our common stock, The Vanguard Group has sole voting power with respect to 559,067 shares, shared voting power with respect to 117,264 shares, sole dispositive power with respect to 51,079,646 shares and shared dispositive power with respect to 656,112 shares.

(3)
Based upon its Schedule 13G filed with the SEC on February 14, 2018 with respect to its beneficial ownership of our common stock, Capital International Investors has sole voting power and sole dispositive power with respect to 44,677,803 shares. Beneficial ownership of these shares is disclaimed. Capital International Investors is a division of Capital Research and Management Company.

(4)
Based upon its Schedule 13G/A filed with the SEC on February 6, 2019 with respect to its beneficial ownership of our common stock, BlackRock, Inc. has sole voting power with respect to 29,234,963 shares and sole dispositive power with respect to 33,195,707 shares.

(5)
Based upon its Schedule 13G filed with the SEC on February 14, 2019 with respect to its beneficial ownership of our common stock, State Street Corporation has sole voting power with respect to 0 shares, shared voting power with respect to 22,836,640 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 25,233,682 shares.

Shareholder Proposals and Other Matters

Shareholder proposals intended to be brought before our 2020 Annual Meeting of Shareholders as an agenda item in accordance with our By-Laws or to be included in our Proxy Statement relating to that meeting pursuant to Rule 14a-8 of the Exchange Act, which is currently scheduled to be held on April 28, 2020, must be received by us at our office in Houston, Texas, addressed to our Company Secretary, no later than October 31, 2019.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

Our Board recommends voting for the nine director nominees as presented below, seven of whom are independent. The business experience of each nominee, as well as the qualifications that led our Board to select them for election to the Board, is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to our Board a slate of nominees for election at each Annual Meeting of Shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party search firm.

Shareholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials. Shareholder nominees for directors to be submitted for inclusion in our 2020 Proxy Statement must be received by us by October 31, 2019. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a shareholder recommendation for a director nominee.

In addition, our By-Laws permit certain qualifying shareholders to include director nominees in our Proxy Statement. This proxy access mechanism allows a shareholder or group of up to 25 shareholders owning at least 3% of the Company’s outstanding common stock continuously for at least three years to submit their own candidate for election to our Board. These nominees may not constitute more than 25% of our Board at any time. Proxy access nominations must be delivered to the Company between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials and satisfy certain other criteria specified in our By-Laws. For inclusion in our 2019 Proxy Statement, proxy access nominations must be received by us no later than October 31, 2019.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people

Election of Directors (Proposal 1)

who, after taking into account their skills, expertise, integrity, character, judgment, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public or private companies, charities, civic bodies or similar organizations) and other diverse attributes and qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, our business and affairs, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as ours and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to communicate effectively and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and our Company. It will also seek to have our Board represent a diversity of background, experience and other diverse attributes. Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. The above criteria and guidelines, together with the section of the Company’s Corporate Governance Guidelines entitled “Director Qualification Standards,” constitute the policy of the Governance Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees.

2019 Nominees for Director

Upon recommendation of the Governance Committee, our Board has nominated Jeffrey L. Berenson, Michael A. Cawley, James E. Craddock, Barbara J. Duganier, Thomas J. Edelman, Holli C. Ladhani, David L. Stover, Scott D. Urban and William T. Van Kleef for election as director.

Each of the director nominees currently serves on our Board and was elected by the shareholders at our 2018 Annual Meeting of Shareholders, with the exception of Barbara J. Duganier, who was appointed on May 29, 2018 by our Board. If elected, each nominee will hold office until the 2020 Annual Meeting of Shareholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Our Board believes that the combination of the various qualifications, skills, experiences and diverse attributes of the 2019 director nominees will contribute to an effective and well-functioning board. Our Board and the Governance Committee believe that, individually and as a whole, these director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our Company’s management.

Qualifications of 2019 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led our Board to conclude that the director is qualified to serve.

Our Board recommends that shareholders vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson	Sills and Qualifications
Director since 2005 Age 68	• High level of financial literacy • Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Risk assessment and management experience
Mr. Berenson is Chairman and Chief Executive Officer of Berenson Holdings LLC, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until such co-founding, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson previously served on the boards of directors of Epoch Holding Corporation and Patina Oil and Gas Corp. (“Patina”) and joined our Board upon completion of our merger with Patina in May 2005.

Michael A. Cawley	Skills and Qualifications
Director since 1995 Age 71	• Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Strong governance experience • Risk assessment and management experience
Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He previously served as a director of Noble Corporation Plc (“Noble Corporation”) from 2010 to 2017. Mr. Cawley also previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson and Cawley, a professional corporation, attorneys at law. Mr. Cawley served as a trustee of the Foundation from 1988 until his retirement. He has served on our Board since 1995 and served as our Lead Independent Director from 2001 through April of 2019.

James E. Craddock	Skills and Qualifications
Director since 2015 Age 60	• High level of financial literacy • Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Risk assessment and management experience
Mr. Craddock served as the Chairman and Chief Executive Officer of Rosetta from February 2013 through July 2015, when Rosetta merged with the Company. He joined Rosetta in April 2008 as Vice President, Drilling and Production Operations, and was named a Senior Vice President in January 2011. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc. (“BPI”), an exploration and production start-up company focused on coal bed methane development. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources Inc. (“Burlington”) and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock served as a director of Templar Energy LLC from 2017 through January 2019. He joined our Board upon completion of our merger with Rosetta in July 2015.

Director Nominee Biographies

Barbara J. Duganier	Skills and Qualifications
Director since 2018 Age 60	• High level of financial literacy • Extensive knowledge of cyber security • Risk assessment and management experience
Ms. Duganier was a managing director at Accenture from 2004 to 2013 where she held various leadership and management positions in Accenture’s outsourcing business, including as Global Chief Strategy Officer and as Global Growth and Offering Development Lead. Prior to Accenture, she served as an independent consultant to Duke Energy North America; a licensed certified public accountant and equity partner, at Arthur Andersen, including a role as Global Chief Financial Officer. Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., chair of its audit committee and a member of the compensation committee, and a director, governance committee member and audit committee chair of MRC Global Inc. Ms. Duganier also serves on the Board of Managers of West Monroe Partners. Previously, Ms. Duganier served as a director and member of the enterprise and risk oversight and compensation committees of HCC Insurance Holdings. Ms. Duganier is a National Association of Corporate Directors (NACD) Governance Fellow and as the President of the NACD Texas Tricities.

Thomas J. Edelman	Skills and Qualifications
Director since 2005 Age 68	• High level of financial literacy • Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Risk assessment and management experience
Mr. Edelman is a managing partner of White Deer Energy, an energy private equity fund. He founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company in 2005. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. He previously worked for First Boston Corporation and Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves on the boards of Corterra Energy, LLC, Midstream Texas LLC, Global Petro Storage Limited, Quanah Panhandle, LLC and Riverside Energy Company LLC. He is trustee of the Wildlife Conservation Society and The Frick Collection, serves on the Advisory Council of Princeton University’s Department of Politics, is an Emeritus member of the Investment Committee of The Hotchkiss School and is Chairman Emeritus of Lenox Hill Neighborhood House. He joined our Board upon completion of our merger with Patina in May 2005.

Holli C. Ladhani	Skills and Qualifications
Director since 2017 Age 48	• High level of financial literacy • Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Risk assessment and management experience
Ms. Ladhani is President and Chief Executive Officer of Select Energy. Prior to its merger with Select Energy, Ms. Ladhani served as Chairman, President and Chief Executive Officer of Rockwater since February 2017 and Chief Executive Officer since June 2015. Ms. Ladhani held various positions at Rockwater since 2011, including Executive Vice President, Chemical Technologies and Chief Financial Officer. Prior to joining Rockwater, Ms. Ladhani served as Executive Vice President and Chief Financial Officer of Dynegy Inc. (“Dynegy”) since November 2005. She held various positions     with Dynegy, including Senior Vice President, Treasurer and Controller. In November 2011, subsequent to Ms. Ladhani’s departure from Dynegy, two Dynegy subsidiaries of which Ms. Ladhani had previously been an officer filed for bankruptcy protection. Prior to joining Dynegy, Ms. Ladhani held various positions with PricewaterhouseCoopers LLP from 1992 to 2000. Ms. Ladhani serves on the board of Select Energy, on the board of trustees of Rice University, and is a board member of Junior Achievement of Southeast Texas. She joined our Board in October 2017.

Director Nominee Biographies

David L. Stover	Skills and Qualifications
Director since 2014 Age 61	• High level of financial literacy • Broad international exposure • Extensive knowledge of our industry and business • Active in Community • Risk assessment and management experience
Mr. Stover has served as the Chief Executive Officer of Noble Energy since October 2014 and Chairman of the Board since April 2015. He served as President and Chief Executive Officer of Noble Energy from October 2014 to November 2018, served as President and Chief Operating Officer from May 2009 to October 2014, and served as Executive Vice President and Chief Operating Officer from August 2006 to April 2009. He joined the Company in 2002 and has served in various other senior leadership capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc. (“BP”), Vastar Resources, Inc. (“Vastar”), and Atlantic Richfield Company (“ARCO”). He joined our Board in April 2014.

Scott D. Urban	Skills and Qualifications
Director since 2007 Age 65	• Relevant executive officer experience • Broad international exposure • Extensive knowledge of our industry and business • Risk assessment and management experience
Mr. Urban served in executive management positions at Amoco Corp. (“Amoco”) and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban has been a partner in Edgewater Energy LLC, an investment consulting firm, since 2010 and has served as a member of the board of directors of Pioneer Energy Services Corporation since 2008. He joined our Board in October 2007.

William T. Van Kleef	Skills and Qualifications
Director since 2005 Age 67	• High level of financial literacy • Relevant Chief Executive Officer / President experience • Extensive knowledge of our industry and business • Risk assessment and management experience
Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef has also served as a member of the board of directors of Oil States International, Inc. since 2006. He joined our Board in November 2005.

2018 Director Compensation

2018 Director Compensation

Our 2018 director compensation program consists of two principal elements: (1) an annual retainer and committee retainer and (2) equity, in the form of restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2018, paid pro rata on a monthly basis, with adjustments approved by our Board at its October 23, 2018 meeting, effective as of January 1, 2019 and noted where applicable:

•	an annual retainer of $85,000 (increased to $100,000 for 2019);

•	$15,000 as an annual retainer for the Governance chair; $10,000 for the SSCR chair (increased to $15,000 for 2019); $25,000 for the Audit chair and $15,000 Compensation chair;

•	an annual committee member retainer in the amounts of $10,000 for Governance, Audit and Compensation committee members and $6,000 for SSCR committee members; and

•	$25,000 as an annual fee for the Lead Independent Director.
Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan under which all or a portion of their director fees may be deferred for future payment. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their Board service.

Equity

The 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2015 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors, and was approved by shareholders on April 28, 2015.

Stock options were issued with an exercise price equal to the fair market value, as defined in the 2015 Plan, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. They expire 10 years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of stock options and restricted stock under the 2015 Plan is not contingent upon the satisfaction of any performance criteria and will accelerate upon a termination of Board membership following a change of control, as defined in the 2015 Plan.

Newly elected non-employee directors receive, on the date of initial election to our Board, an award with a total value of $250,000 to be allocated 100% to restricted shares. On October 24, 2017 our Board approved the grant of full value shares for annual equity and new hire grants, to replace the prior practice of granting one-half stock options and one-half restricted shares.

On January 29, 2019 our Board considered the Company’s 2018 results in an adverse business environment in making the 2018 awards based on the $200,000 target value, with 100% of the grant in restricted stock, resulting in 8,932 shares of restricted stock being awarded to each non-employee director, effective February 1, 2019.

2018 Director Compensation

Director Compensation Summary for 2018

The table below sets forth certain information concerning the compensation paid or earned in 2018 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	108,335	199,982	—	—	—	—	308,317
Michael A. Cawley	148,335	199,982	—	—	—	—	348,317
Edward F. Cox	115,335	199,982	—	—	—	—	315,317
James E. Craddock	125,335	199,982	—	—	—	—	325,317
Barbara J. Duganier	59,583	249,993	—	—	—	—	309,576
Thomas J. Edelman	115,335	199,982	—	—	—	—	315,317
Holli C. Ladhani	92,000	199,982	—	—	—	—	291,982
Scott D. Urban	129,335	199,982	—	—	—	—	329,317
William T. Van Kleef	133,335	199,982	—	—	—	—	333,317

(1)	Reflects annual retainer, committee chair retainer, committee member retainer and lead independent director fee paid or earned by our non-employee directors in 2018.

(2)
Reflects the aggregate grant date fair value for restricted stock awarded to our non-employee directors computed in accordance with FASB ASC Topic 718. Restricted stock awarded will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of an involuntary termination of Board membership following a change of control. Each non-employee director received an award of 6,474 shares of restricted stock on February 1, 2018 that were unvested as of December 31, 2018. Ms. Duganier received an award of 6,851 shares of restricted stock on May 30, 2018 upon her election to the Board.

(3)
The following directors have option grants outstanding as of December 31, 2018: Mr. Berenson — 55,262 shares; Mr. Cawley — 55,262 shares; Mr. Cox — 55,262 shares; Mr. Craddock — 29,391 shares; Mr. Edelman —55,262 shares; Mr. Urban —55,262 shares; and Mr. Van Kleef — 55,262 shares.

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for 2019. KPMG has been retained as our external auditor continuously since May 2002.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent external auditor is in our best interest and the best interest of our shareholders.

Although action by our shareholders on this matter is not required, our Audit Committee believes that it is important to seek shareholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2018 and 2017

	2018	%	2017	%
Audit Fees(1)	$2,830,000	78.5	$2,805,000	75.9
Audit-Related Fees(2)	776,000	21.5	890,000	24.1
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
Total Fees(3)	$3,606,000	100.0	$3,695,000	100.0

(1)
Services rendered in 2018 and 2017 include auditing our financial statements included in the Company’s Annual Report filed on Form 10-K and our internal controls over financial reporting and quarterly reviews of our interim financial statements filed on Form 10-Q.

(2)	Includes fees for audits of, and consents related to, comfort letters, foreign statutory audits, employee benefit plans, attest engagements and similar items.

(3)
The amounts of fees paid by NBLX to KPMG LLP, its independent auditor, were $1,164,500 for 2018 and $1,059,500 for 2017 and are not included in above table. See NBLX Annual Report on Form 10-K filed on February 19, 2019.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee approves all audit and non-audit services to be provided by our Independent Auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our Independent Auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee considers whether KPMG's rendering of non-audit services to the Company is compatible with maintaining its independence. All audit-related services, tax services and other services for 2018 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Report of the Audit Committee
To the Shareholders of
Noble Energy, Inc.:

The Audit Committee (the “Committee”) has reviewed and discussed the Company’s audited financial statements with management for the year ended December 31, 2018. The Committee has also discussed with KPMG, the Company’s Independent Auditor, the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees.

The Committee has received from KPMG the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board concerning their independence and discussed the auditors’ independence with them.
Based on the Audit Committee’s discussions with management and KPMG, and its review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

Audit Committee William T. Van Kleef, Chair Michael A. Cawley Edward F. Cox Barbara J. Duganier

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
Our executive compensation program is designed to attract and retain high quality individuals and to link their compensation to performance. We describe this program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement. We believe that our program continues to be appropriately designed to link compensation to performance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on our Company, Board or Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any action is necessary to address the concerns of shareholders.
Accordingly, we ask our shareholders to vote on the following resolution at our annual meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosures.

Our Board recommends that shareholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

Approval of Amendment and Restatement of the 2017 Long-Term Incentive Plan to Authorize Additional Shares (Proposal 4)
At the 2019 Annual Meeting, our shareholders are being asked to approve an amendment and restatement of the 2017 Plan that will increase the number of shares of common stock authorized for issuance under the plan from 29,000,000 shares to 44,000,000 shares (an increase of 15,000,000 shares) and remove certain provisions no longer applicable due to changes in the federal tax laws. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception under Section 162(m) of the Code, and so the amendment and restatement of the 2017 Plan removes provisions designed to allow the Company to provide “performance-based compensation” under the obsolete tax rules. No awards were granted under the 2017 Plan that were intended to be exempt from IRC Section 162(m) as performance-based compensation. Our Board approved this amendment on January 29, 2019, subject to shareholder approval at our annual meeting.
Background and Purpose
Our Board recommends approval of the amendment and restatement of the 2017 Plan. The proposed increase in the number of shares authorized for issuance under the plan would enable the continued use of the 2017 Plan for stock-based grants and awards consistent with the objectives of our compensation program.
The use of stock-based grants and awards under the 2017 Plan continues to be an important part of our compensation program. Of the 29,000,000 shares currently authorized for issuance under the plan, 12,456,066 shares remain available for future grant or award as of February 22, 2019. We do not believe that this leaves sufficient shares available for more than one additional year of grants and awards. By increasing the number of shares authorized for issuance under the 2017 Plan by 15,000,000 a total of 27,456,066 shares would be available under the 2017 Plan. In addition, as of February 22, 2019, 317,591 shares remain available for future grant or award under the Noble Energy, Inc. 2015 Stock Plan for Non-Employee Directors (the “2015 Plan”) (together, the 2015 Plan with the 2017 Plan would provide for 27,773,657 shares available). This increase would give us the flexibility to continue to responsibly address our future equity compensation needs.
As of the record date of February 22, 2019, there were a total of 483,584,388 shares of our common stock issued and outstanding. We had a total of 13,393,029 stock options outstanding with a weighted average exercise price of $44.52 and a weighted average remaining term of 4.44 years, 4,750,089 shares of restricted stock outstanding, and 2,228,992 performance share awards outstanding as of the record date. On that date the reported closing price per share of our common stock on the NYSE was $23.16.
If the proposed amendment and restatement is not approved by our shareholders, the 2017 Plan will remain in effect in its present form.
Summary
The following description of the 2017 Plan is a summary, does not purport to be a complete description of the 2017 Plan and is qualified in its entirety by the full text of the 2017 Plan. A copy of the 2017 Plan (as amended and restated) is attached to this proxy statement as Appendix C and is incorporated herein by reference.
Purposes. The 2017 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards and other incentive awards to employees and other service providers of the Company and its affiliates who are in a position to make a positive contribution to the success of the Company and its affiliates. The purposes of the 2017 Plan are to attract and retain highly qualified individuals to perform services for the Company and its affiliates, to further align the interests of those individuals with those of our shareholders and to more closely link compensation with Company performance. The 2017 Plan provides an essential component of the Company’s total compensation package, reflecting the importance that we place on aligning the interests of our service providers with those of our shareholders.

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

Administration. The 2017 Plan provides for administration by the Committee, which may be the Compensation Committee or such other committee as our Board may designate. The Committee has the authority to make all determinations under, prescribe all forms for use with, and adopt rules for the administration of, the 2017 Plan. The Committee has the right to delegate to one or more officers of the Company any right granted to the Committee under the 2017 Plan, except where such delegation would violate state corporate law.
Eligibility. Employees and other service providers of the Company and our affiliates who, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company and our affiliates are eligible to participate in the 2017 Plan. The Committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2017 Plan’s terms. All of our executive officers and approximately 898 other current employees participate in the 2017 Plan.
Available Shares. The maximum number of shares of common stock remaining available for grant under the 2017 Plan is 12,456,066. For purposes of this share limit, (i) the grant of stock options reduces the share limit one share for each share subject to such an award, (ii) the grant of stock appreciation rights that may be paid or settled only in common stock, or in either cash or common stock (or a combination thereof), reduces the share limit one share for each share subject to such an award, (iii) the grant of restricted stock or stock awards reduces the share limit 2.39 shares for each share subject to such an award, and (iv) the grant of restricted stock units, performance awards or other incentive awards that may be paid or settled only in common stock, or in either cash or common stock, reduces the share limit 2.39 shares for each share subject to such an award. The grant of stock appreciation rights, restricted stock units, performance awards or other incentive awards that may be paid or settled only for cash does not affect the share limit. If any award other than an award that may be paid or settled only for cash is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such award will again be available for grant of awards under the 2017 Plan and will be added back to the number of shares available for grant on the same numerical basis as was used upon grant to reduce the number of shares available for grant of awards. Shares (i) tendered (either actually or by attestation) or withheld to satisfy an exercise price or tax withholding obligation for an award, or (ii) repurchased by the Company using stock option proceeds will not again be available for issuance under the 2017 Plan. The 2017 Plan contains anti-dilution provisions that provide that, in the event of an equity restructuring or certain other corporate transactions, adjustments will be made in the maximum number of shares subject to the 2017 Plan, the award limits described below and the exercise price per share of outstanding awards.
Award Limits. The maximum number of shares of common stock that may be issued pursuant to incentive stock options under the 2017 Plan is 14,000,000 shares. The maximum number of shares of common stock that may be subject to stock options and stock appreciation rights granted under the 2017 Plan to any one person during a fiscal year is 800,000 shares. The maximum number of shares of common stock that may be subject to awards other than stock options and stock appreciation rights granted under the 2017 Plan to any one person during a fiscal year is 800,000 shares.
No Repricing or Reload Rights. Except adjustment for certain corporate changes in accordance with the provisions of the 2017 Plan, no award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such award. Further, no stock option or stock appreciation right that is underwater may be canceled in exchange for a cash payment or for the purpose of granting a replacement award of a different type.

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

Types of Awards
Stock Options. The 2017 Plan provides for the grant of incentive stock options intended to meet the requirements of Section 422 of the Code and nonqualified stock options that are not intended to meet those requirements. Incentive stock options may be granted only to employees of the Company and its affiliates. All stock options will be subject to terms, conditions, restrictions and limitations established by the Committee, including rules as to exercisability in the event of termination of employment or service, as long as they are consistent with the terms of the 2017 Plan.
Generally, the exercise price of a stock option granted under the 2017 Plan may not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock option is granted in connection with a transaction and complies with certain requirements of the Code. Incentive stock options must be granted at 100% of fair market value (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value). The exercise price of a stock option may be paid in cash (or equivalents), in shares of Company common stock that the participant already owns, or such other consideration as the Compensation Committee approves.
Stock Appreciation Rights (“SARs”). A stock appreciation right entitles the participant to receive an amount in cash and/or shares of common stock, as determined by the Committee, equal to the amount by which our common stock appreciates in value after the date of the award. The Committee will determine when the SAR will vest and become exercisable. Generally, the exercise price of a SAR will not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock is granted in connection with a transaction and complies with special rules under Section 409A of the Code. No SAR will be exercisable later than 10 years after the date of the grant. The Committee will set other terms, conditions, restrictions and limitations on SARs, including rules as to exercisability in the event of termination of employment or service.
Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock is common stock that must be returned to us if certain conditions are not satisfied. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including vesting upon achievement of performance goals pursuant to a performance award and rules as to vesting in the event of termination of employment or service. The Committee also may require the participant to pay for restricted stock. Subject to the terms and conditions of the award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other stockholder rights related to the shares of common stock. Restricted stock (and any associated dividends) generally will be held by the Company in escrow for the participant’s benefit until such time as the restricted stock is either forfeited by the participant or the restrictions thereon terminate. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.
Restricted stock units are fictional shares of common stock. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on RSUs, including vesting upon achievement of performance goals pursuant to a performance award and rules as to vesting in the event of termination of employment or service. Upon the lapse of restrictions, the participant is entitled to receive one share of common stock or an amount of cash equal to the fair market value of one share of common stock as provided in the award agreement. An award of RSUs may include the grant of a tandem dividend equivalent cash right or dividend equivalent unit right. A dividend equivalent cash right is a contingent right to receive an amount in cash equal to the cash distributions made with respect to a share of common stock during the period the RSU is outstanding. A dividend equivalent unit right is a contingent right to have additional RSUs credited to the participant equal to the number of shares of common stock (at fair market value) that may be purchased with the cash dividends. No dividend equivalent cash right or dividend equivalent unit right will vest or be payable sooner than the date on which the underlying RSU has vested.
Performance Awards. A performance award is an award payable in cash (including an annual bonus award) or common stock (or a combination thereof) upon the achievement of certain performance goals over a performance period. Performance awards may be combined with other awards to impose performance criteria as part of the terms of the other awards. For each performance award, the Committee will determine (i) the amount a participant may earn in the form of cash or shares of common stock or a formula for determining the amount payable to the

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

participant, (ii) the performance criteria and level of achievement versus such performance criteria that will determine the amount payable or number of shares of common stock to be granted, issued, retained and/or vested, (iii) the performance period over which performance is to be measured, which may not be shorter than one year, (iv) the timing of any payments to be made, (v) restrictions on the transferability of the award and (vi) other terms and conditions that are not inconsistent with the 2017 Plan.
The performance measure(s) determined by the Committee for a performance award may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of the Company or an affiliate in which the participant is employed or with respect to which the participant performs services, and may consist of one or more of any combination of the following criteria as set forth by the Committee in the performance award: 1) an amount or level of earnings or cash flow; 2) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis); 3) return on equity or assets; 4) return on capital or invested capital and other related financial measures; 5) cash flow or EBITDA; 6) revenues; 7) income, net income or operating income; 8) expenses or costs or expense levels or cost levels (absolute or per unit); 9) proceeds of sale or other dispositions; 10) share price; 11) total stockholder return; 12) operating profit; 13) profit margin; 14) capital expenditures; 15) net borrowing, debt leverage levels, credit quality or debt ratings; 16) the accomplishment of mergers, acquisitions, disposition, or similar business transactions; 17) net asset value per share; 18) economic value added; 19) individual business objectives; 20) growth in reserves or production; 21) finding and development costs; and 22) safety results.
The Committee has the authority to reduce, but not to increase, the amount payable in cash and the number of shares of common stock to be issued, retained or vested pursuant to such a performance award.
Stock Awards. Stock awards are shares of common stock awarded to participants that are subject to no restrictions. Stock awards may be issued for cash consideration or for no cash consideration.
Other Incentive Awards. The Committee may grant other incentive awards under the 2017 Plan based upon, payable in or otherwise related to, shares of common stock if the Committee determines that the other incentive awards are consistent with the purposes of the 2017 Plan. Other incentive awards will be subject to any terms, conditions, restrictions or limitations established by the Committee. Payment of other incentive awards will be made at the times and in the forms, which may be cash, shares of common stock or other property, established by the Committee.
Change of Control. In the event of a change of control while a participant is employed by our Company or an affiliate followed by the termination of employment or service without cause or for good reason within the 24-month period following the change of control, each award outstanding under the 2017 Plan to such participant will become immediately vested and fully exercisable upon such termination and any restrictions applicable to the award will lapse on that date, provided that any performance award with performance-based vesting will vest upon such termination according to the performance achieved as measured through the last day of the month immediately preceding the date of such termination of employment or service. Upon a change of control where the Company is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all outstanding stock options and SARs that are not exercised at or before the occurrence of the change of the control will be assumed by or replaced with comparable options and rights in the surviving entity (or a parent of the surviving entity) in accordance with Code requirements, and other outstanding awards will be converted into similar awards of the surviving entity (or a parent of the surviving entity). The Committee also has discretion, no later than the commencement of the change of control, to require any participant holding an award to surrender such award in exchange for appropriate consideration as described in the 2017 Plan.
Withholding Taxes. All applicable withholding taxes will be deducted from any payment made under the 2017 Plan, withheld from other compensation payable to the participant, or be required to be paid by the participant (or be subject to a participant’s election to pay) prior to the making of any payment of cash or common stock under the 2017 Plan. Payment of withholding taxes may be made by withholding shares of common stock from any payment of common stock due or by the delivery by the participant to the Company or the applicable affiliate of previously acquired shares of common stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes.

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

Transferability. Generally, no award may be sold, transferred, pledged, exchanged, or disposed of, except by will or the laws of descent and distribution. However, if provided in the award agreement, nonqualified stock options may be transferred by a participant to a permitted transferee.
Clawback Provision. By accepting or exercising any award granted under the 2017 Plan, each participant agrees to abide and be bound by any policies adopted by the Company, including our compensation recoupment policy as contained in our Code of Conduct, as amended from time to time, and any other policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder, providing for the repayment and/or forfeiture of any award or payment resulting from an accounting restatement or similar circumstances.
Amendment and Termination. Our Board may at any time suspend, terminate, amend or modify the 2017 Plan, but may not without stockholder approval make any modification or amendment that operates (i) to increase the total number of shares of common stock that may be issued under the 2017 Plan (other than adjustments in connection with certain corporate reorganizations and other events) or to change the designation or class of persons eligible to receive awards under the 2017 Plan, or (ii) to effect any change for which stockholder approval is required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the common stock is then listed or quoted. Upon termination of the 2017 Plan, the terms and provisions thereof will continue to apply to awards granted before termination. No suspension, termination, amendment or modification of the 2017 Plan will adversely affect in any material way any award previously granted under the 2017 Plan, without the consent of the participant.
Effectiveness. The amendment and restatement of the 2017 Plan will become effective upon approval by the shareholders at the Company’s 2019 Annual Meeting. If so approved, unless terminated earlier, the amended and restated 2017 Plan will terminate on January 28, 2029.
United States Federal Income Tax Consequences
The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the federal tax consequences. The following summary of the income tax consequences in respect of the 2017 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.
Incentive Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the stock option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. In these circumstances, we will not be entitled to any deduction for federal income tax purposes. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. If this occurs, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
Nonqualified Stock Options. No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.
Stock Appreciation Rights. There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
Dividends on restricted stock accumulated during the restricted period that are paid to the participant at the end of the restricted period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.
Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Dividend Equivalents. Generally, a participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of any dividend equivalent cash rights or dividend equivalent unit rights in an amount equal to the cash the participant receives or the fair market value

Approval of Amendment and Restatement of the 2017 LTIP (Proposal 4)

of the common stock so transferred, as applicable. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Performance Awards. There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Stock Awards. The participant will recognize income for federal income tax purposes at the time of the stock award and, subject to the deduction limitations described below, the employer will be entitled to a corresponding deduction.
Other Incentive Awards. The tax treatment of other incentive awards will depend on the type of award. In general, the participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the deduction limitations described below, the participant’s employer will be entitled to a tax deduction at the same time and for the same amount.
Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain publicly held employers may claim for otherwise deductible compensation payable to certain current and former executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. The 2017 Plan originally was designed to allow certain types of awards to qualify as “performance-based compensation” that would be deductible without regard to the limits of Section 162(m). However, the performance-based compensation exception under Section 162(m) was eliminated by the Tax Cuts and Jobs Act of 2017. None of the awards granted under the 2017 Plan prior to the tax law change were exempt under the “performance-based compensation” exception. Accordingly, all awards granted under the 2017 Plan are subject to the deduction limit under Section 162(m).
Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2017 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. The awards made pursuant to the 2017 Plan will be designed to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2017 Plan are not exempt from coverage. However, if the 2017 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

Our Board recommends that shareholders vote FOR the approval of the proposed amendment and restatement of the Noble Energy, Inc. 2017 Long-Term Incentive plan.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, the decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2018, who were:

Name	Title
David L. Stover	Chairman and Chief Executive Officer
Brent J. Smolik	President and Chief Operating Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
John K. Elliott	Senior Vice President, Offshore
Rachel G. Clingman	Senior Vice President, General Counsel and Secretary
Gary W. Willingham (resigned October 26, 2018)*	Former Executive Vice President, Operations

* Upon Mr. Willingham's resignation, he entered into a Separation and Release Agreement with the Company, providing for certain benefits including: continued vesting of all unvested stock options granted in 2016 and 2017, as well as 1/3 of the stock options granted to him in 2018; continued vesting of performance restricted stock awards granted in 2016 and 2017; immediate vesting of his 2017 restricted stock grant and 1/3 of his 2018 restricted stock grant; and a cash severance payment of $2,247,500, subject to compliance with certain customary terms of the agreement, including a non-solicitation covenant that extends through October 19, 2020.

Biographical information for our Named Executive Officers, and other executive officers under the Exchange Act, is included in Appendix B to this Proxy Statement.

Our Compensation Philosophy

•	Align executive pay with performance and long-term shareholder value creation.

•	Have the majority of each Named Executive Officer's target compensation opportunity at risk, based on Company and individual performance.

•	Strongly align the earnings potential from executive at-risk compensation to what shareholders earn over that same period from their investment in Noble Energy.

2018 Overview of Operational & Financial Performance

2018 was a year of continued progress in positioning the Company to create long-term value for shareholders. Through disciplined capital investment in high return opportunities and ongoing portfolio activity, we generated positive free cash flow which strengthens our robust financial capacity. Among other things, we successfully conducted operations in an unpredictable commodity price environment and we executed on critical strategic outcomes including the accomplishment of having a majority of Coloradans support oil and gas instead of a setback initiative and our substantial advancement on the Leviathan development. However, we achieved below target performance on cost and, to a lesser degree, on volumes. Consistent with our pay for performance strategy, our Compensation Committee considered our significant advancement of strategic outcomes, as well as our shortfalls in reaching cost and volume targets and both absolute and relative share price performance, in determining compensation actions.

Compensation Discussion and Analysis

2018 Performance Charts

* Excludes impact of NBLX distributions, includes only upstream NBL

*Non-GAAP measure (see reconciliation in Appendix A) calculated herein as an STIP metric
(1) 2017 and 2018 data excludes impact of NBLX free cash flow and is adjusted for price

Compensation Discussion and Analysis

2018 Executive Compensation Overview

2018 Key Compensation Actions

•	2018 Short-Term Incentive Plan payout approved at 85% of target.

•	2016 performance share payouts at zero due to Company’s three-year relative TSR.

2019 Key Compensation Actions - Updated Compensation Benchmarking Peer Group
To enhance the benchmarking process for both our competitive performance and executive compensation, the Compensation Committee identified two peer groups: one for compensation benchmarking purposes and one for Company performance evaluation purposes.  The Committee determined that one singular peer group does not fully meet the needs of our compensation benchmarking and Company performance evaluation process.  The Committee and management believe utilizing a peer group comprised of companies of similar size and scope enhances accuracy in the benchmarking process.  For purposes of compensation benchmarking, the new peer group is balanced with companies both larger and smaller than Noble with the intention to reduce the distortions that smaller and larger companies can create.  As shown below, the following companies were removed from the legacy peer group: EOG Resources Inc., Range Resources Corp., Murphy Oil Corp. and Southwestern Energy. The following companies were added to the compensation peer group: Concho Resources, Inc., EQT Corp., Encana Corp., Diamondback Energy, Parsley Energy and Cimarex Energy.

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Cimarex Energy • Concho Resources, Inc. • Continental Resources, Inc. • Devon Energy Corp.	• Diamondback Energy • Encana Corp. • EQT Corp. • Hess Corp. • Marathon Oil Corp. • Pioneer Natural Resources Co. • Parsley Energy

2019 Key Compensation Actions - New Performance Peer Group
In 2018, the Compensation Committee approved a new Performance Peer Group for the purposes of evaluating relative Company performance.  Criteria used to determine this new group included:

•	Similarity of long-term business strategy

•	Multi-basin operations

•	Commodity mix

•	International presence

Compensation Discussion and Analysis

By utilizing these criteria, we identified a 13 company peer group (including Noble) that in the judgment of the Compensation committee accurately reflects companies with which we compete for investment capital and market recognition.

• Anadarko Petroleum Corp. • Apache Corp. • Chesapeake Energy Corp. • Cimarex Energy • Continental Resources, Inc. • Devon Energy Corp.	• Encana Corp. • EOG Resources, Inc. • Hess Corp. • Marathon Oil Corp. • Murphy Oil Corp. • WPX Energy, Inc.

2019 Short-Term Incentive Plan Enhancements
Each year the Compensation Committee assesses the performance metrics driving incentive compensation.  The Compensation Committee considers the strategic direction of the organization, the alignment of metrics with shareholder value creation, and feedback received during our spring and fall shareholder engagement processes. With respect to the STIP metrics, we will replace the U.S. onshore drill & complete rate of return metric with a quantitative capital efficiency metric. The new capital efficiency metric will evaluate the organization’s ability to deliver returns by:

•	optimizing our capital allocation;

•	executing planned projects timely and efficiently; and

•	controlling spend to maintain discipline.

We will also add a new qualitative metric to the STIP assessing Noble’s relative performance in each of our operating areas. While the capital efficiency metric focuses on our ability to create value through capital allocation, the Compensation Committee also believes it is important to measure our relative performance in the basins in which we operate.  We strive to differentiate ourselves as industry leading performers in each of our key basins through safe and efficient operations, capital efficiency and returns.

CEO Target Versus Realizable Compensation
The chart below reflects again the alignment we seek to achieve between executive compensation and Company performance in our total compensation program. Our executives do not achieve target value unless:

•	the stock price appreciates on an absolute basis;

•	the Company meets or exceeds median industry stock performance; and

•	the Company meets or exceeds important financial and operational goals.

As depicted in the chart below and based on the Company’s stock price at December 31, 2018, the realizable value of Mr. Stover’s total compensation has averaged 48% across the past three years.

We believe our compensation program is operating as designed as our below target shareholder return results in below target compensation for our NEOs, demonstrating that our compensation program appropriately aligns pay with performance.

Compensation Discussion and Analysis

TSR Performance

	2016-2018	2017-2018*	2018*
TSR (As defined in LTIP, one month trailing average on each end of performance period)	(34.0)%	(45.0)%	(22.0)%
Relative Ranking to Peers	11th of 14	9th of 14	9th of 14
*Performance period in progress. TSR and relative ranking shown are estimates as of December 31, 2018.

Results of 2018 Say on Pay Vote and Shareholder Engagement

At the 2018 Annual Meeting of Shareholders, we held our annual advisory vote on executive compensation. We believe our “say on pay” shareholder votes for 2016, 2017 and 2018 support our approach to executive compensation, at 95.4%, 97.4% and 97.2% favorability, respectively, of shares voted. Our Compensation Committee believes that these votes convey our shareholders’ strong support of its decisions and our executive compensation program. Consistent with prior years, in 2018 we completed a robust shareholder engagement program, designed to obtain shareholder feedback and respond to shareholder questions regarding our business strategy, executive compensation philosophy, director independence and diversity, and certain environmental, social and governance issues.  We received positive feedback on the structure of our executive compensation program. In response to valuable shareholder feedback, we continue to enhance the design of our incentive compensation plans.

2018 Target Compensation of Named Executive Officers

The Compensation Committee finalized 2018 compensation awards for our Named Executive Officers in January 2018, except for Mr. Smolik which was determined in October 2018 and Ms. Clingman which was determined in May 2018. The following table provides the intended target value of each officer's total direct compensation. The intended value differs somewhat from the required accounting values disclosed in the Summary Compensation Table.

Compensation Discussion and Analysis

Name	2018 Base Salary ($)	2018 Target STIP Opportunity ($)	2018 Target LTIP Opportunity ($)(1)	2018 Target Total Direct Compensation ($)
David L. Stover	1,000,000	1,300,000	7,750,000	10,050,000
Brent J. Smolik (2)	750,000	825,000	4,500,000	6,075,000
Kenneth M. Fisher	640,000	608,000	2,750,000	3,998,000
John K. Elliott	460,000	345,000	1,550,000	2,355,000
Rachel G. Clingman (2)	540,000	432,000	1,800,000	2,772,000
Gary W. Willingham (3)	580,000	551,000	2,750,000	3,881,000

(1)
Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables, for all but Mr. Smolik and Ms. Clingman, whose value represents only the value of their sign-on equity grant.

(2)	Amounts reflect annualized base salary, STIP and LTIP target opportunities.

(3)	Mr. Willingham resigned on October 26, 2018 and entered into a separation and release agreement.

We believe the awarded target total direct compensation is consistent with the objectives of our executive compensation program and provides an appropriate mix of fixed and performance-based compensation.

2018 Named Executive Officer Total Target Compensation Mix

            CEO Mix                                    Other NEO Mix (Average)*

Time-Based Restricted Stock	Short-Term Incentive	* Other NEO Mix (Average) excludes values for one-time sign on grants for Mr. Smolik and Ms. Clingman and excludes value for Mr. Willingham who resigned in 2018.
Stock Options	Base Salary
Performance Share Award

What We Pay and Why: Elements of 2018 Executive Compensation

Our compensation program is comprised of three elements: base salary, STIP and LTIP. By design, a very significant portion of the overall compensation for our Named Executive Officers is performance-based, and the opportunity to realize value depends on both Company and individual performance. The following table summarizes these three elements, as well as our post-employment compensation programs:

Compensation Discussion and Analysis

Compensation Element	Form of Compensation	Purpose	Structure
Base Salary	• Cash	• Deliver competitive cash compensation commensurate with role and expertise	• Market-based considering scope of responsibilities
Short-Term Incentive Plan (STIP)	• Annual cash bonus	• At-risk and variable compensation to incentivize achievement of Company performance goals and reward for annual contributions	• Performance-based quantitative and qualitative factors
Long-Term Incentive Plan (LTIP)	• Performance share awards • Time-based restricted shares • Stock options	• Reward creation of long-term shareholder value • Encourage retention through time-based vesting of share awards • Align long-term interests of employees and shareholders	• Performance-based share awards earned based on three-year relative total shareholder return • Restricted shares vest over three years • Stock options vest over three years with 10-year term
Post-Employment Compensation Programs	• Qualified and non-qualified plans	• Provide a tax-efficient means to build financial security for retirement	• Plans and programs with broad applicability

Base Salary

In determining base salary, the Compensation Committee considers compensation levels and standards within our peer group, the complexity of the role at the Company, and an individual’s expertise, experience, and performance.

Short-Term Incentive Plan

Our STIP is designed to incentivize and reward the achievement of Company performance goals as well as individual performance during the year. The target for each quantitative measure and objective for each qualitative measure considers short-term financial, operational and strategic goals that we believe drive shareholder value. We attempt to drive and reward achievement of significant performance. Our Compensation Committee reviews information provided by management on actual results for each quantitative measure and qualitative objective. STIP payouts can range from 0% to 250% of the target opportunity.
The Committee believes that linking pay to operating performance and shareholder value is best achieved by establishing metrics that are both a reflection of how the Company measures business success and how shareholders evaluate total Company performance.  For example, our Company is evaluated internally and externally on its ability to operate efficiently and deliver strong financial returns. Over 50% of our STIP is linked to cash flow, cost efficiency and returns based measures to align internal and external evaluation of Company performance. By focusing on metrics that measure our capital allocation and value creation delivery, our incentive plan aligns with shareholder objectives.

Compensation Discussion and Analysis

2018 Quantitative Measures (60% weighted) Our Compensation Committee compared our 2018 results to the following targets in determining the final quantitative weighted factor for our STIP:

Measure	Business Driver	Type of Measure	Weight	Target	Result	Factor
Free Cash Flow(1)	Measures financial capacity and ability to spend within cashflow. Reconciliation provided in Appendix A.	Financial	15%	$0 million(2)	$647 million(3)	0.375
Onshore drill and complete rate of return	Measures wellhead returns considering well performance, cost and capital efficiency. Based on well economics adjusted to $50 WTI price.	Financial	15%	46.0%	32%(4)	0.084
Sales volume (production)	Assesses delivery of budgeted volumes in line with long-term development plans. As reported in our consolidated financial statements.	Operational	10%	357.7 MBoe/d	352.7 MBoe/d	0.084
Cash cost per Boe	Measures organization's focus on cost. As reported in our consolidated financial statements.	Financial	10%	$6.99 per Boe	$7.38 per Boe(5)	0.044
Relative cash costs/revenue	Evaluates NBL relative to 2018 peers. Based on publicly reported revenue and costs.	Financial	10%	50th percentile of peers	10th out of 14	0.045
Final quantitative factor at 60% weighting				0.63

(1)	Non-GAAP financial measure, see reconciliation schedule in Appendix A.

(2)	Excludes impact of NBLX.

(3)	2018 free cash flow of $1,127 million, excluding the impact of NBLX and normalized for price impact.

(4)	Normalized for price impact of $50 WTI oil.

(5)	Includes only lease operating expense and general and administrative costs for upstream Noble Energy and excludes NBLX.
2018 Qualitative Measures (40% weighted) The Compensation Committee also compared our 2018 results to objectives in the following areas in arriving at the qualitative performance assessment for our STIP:

Measure	Business Driver	Type of Measure	Result
Safety Performance	Evaluates our enterprise focus on safety, social responsibility and the communities in which we operate. Measures: • Safety performance • Environmental compliance • Care for employees / contractors	Operational	Continued demonstrating industry leading safety performance. Total recordable incident rate and days without incident rate up slightly from 2017.
Returns on Cash Flow Growth (ROACE, CROCI and DAPS Cash Flow Growth)	Measures Company's ability to achieve optimal returns and enhance our financial position.	Financial	Unadjusted for commodity price, financial metrics exceeded targets.
Total shareholder return	Measures shareholder return during the performance period.	Financial	Absolute shareholder return of negative 35% which is a relative rank of 9 out of 14 peer companies (TSR performance period of January 1, 2018 - December 31, 2018).
Additions to proved reserves/ exploration performance	Measures exploration success, including capture of new opportunities, and reserve replacement.	Operational
Replaced approximately 171% of production, excluding divestitures. Acquired >100,000 acres in unconventional new U.S. onshore opportunity; reached agreement on 40% operated interest in 2MM acres in new offshore play.

Strategic Initiatives	Considers strategic actions taken to position the Company for long-term success.	Operational / Financial
Setback ballot defeated by Coloradans; Received approval for first Colorado Comprehensive Drilling Plan for Mustang area (100 square miles); Leviathan project 75% complete, on schedule and under budget; reduced debt of $609 MM and enhanced strong liquidity position.

Final qualitative factor at 40% weighting			0.22
Overall Company Performance Factor			85%

Compensation Discussion and Analysis

In considering the quantitative and qualitative factors shown above, our Compensation Committee considered:

•	cash flow generation in unpredictable market;

•	execution on strategic initiatives;

•	Company and relative safety performance;

•	underperformance on cost and volume targets; and

•	absolute and relative shareholder performance
and approved the overall Company performance factor at 85% of target.

2018 STIP Payout for Named Executive Officers
A cash payout under the STIP based on the foregoing assessment was made in February 2019, with the breakdown by Named Executive Officer as follows:

	Base Salary as of Dec. 31, 2018 ($)	Target STIP (% of Salary)	Target STIP ($)	Actual STIP Paid for 2018 Performance ($)
Mr. Stover	1,000,000	130%	1,300,000	1,105,000
Mr. Smolik	750,000	110%	825,000	86,580	(1)
Mr. Fisher	640,000	95%	608,000	493,899
Mr. Elliott	460,000	75%	345,000	315,421
Ms. Clingman	540,000	80%	432,000	221,754	(1)
Mr. Willingham(2)	580,000	95%	551,000	—
(1)Mr. Smolik and Ms. Clingman's actual bonus is prorated based on their time with the Company during 2018.
(2)Mr. Willingham resigned on October 26, 2018 and entered into a separation and release agreement.

Long-Term Incentive Compensation

Our LTIP is designed to provide incentive compensation linked to shareholder value. The Committee historically awards long-term incentive compensation effective on or about February 1 of each year. To further enhance the linkage of executive pay to Company performance, the Compensation Committee increased the performance award component of the LTIP to 50% of the total long-term incentive award. In addition, the vesting period of the restricted stock component of the long-term incentive award was increased from two to three years to align the vesting period with longer-term Company performance.
Terms of 2018 Awards

Type of Award	Percent of 2018 Award Value	Vesting Criteria	Vesting Schedule
Performance Share Award	50%
•   Performance awards earned based on Company’s total shareholder return relative to its current year performance benchmarking peers
•   Three-year performance period beginning on January 1 of year awarded and ending on December 31 of third year
			Percentile Rank 90th or higher 75th or higher 50th or higher 25th or higher Below 25th	Payout 200% 150% 100% 50% 0%
			if TSR between two levels, straight line interpolation used
			if TSR is negative max payout is 100%
Restricted Shares	35%	• Time-based awards	Vest ratably over three years
Stock Option	15%	• Awards that provide right to purchase common stock at grant date fair value for period of up to 10 years	Vest ratably over three years

Compensation Discussion and Analysis

2018 Awards for Named Executive Officers
Our Compensation Committee considered scope of responsibilities, internal equity between Named Executive Officers and market comparisons in determining award values. The following table shows the target equity award values for each Named Executive Officer:

	Target Value		Target Value of Stock Options ($)	Target Total Value ($)(1)
	Performance-based ($)	Restricted Stock Time-based ($)
Mr. Stover	3,875,000	2,712,500	1,162,500	7,750,000
Mr. Smolik(2)	–	3,500,000	1,000,000	4,500,000
Mr. Fisher	1,375,000	962,500	412,500	2,750,000
Mr. Elliott	775,000	542,500	232,500	1,550,000
Ms. Clingman(2)	–	1,200,000	600,000	1,800,000
Mr. Willingham(3)	1,375,000	962,500	412,500	2,750,000

(1)	Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

(2)	Target value of stock options and target value of restricted stock time-based represent the sign on value of equity received by Mr. Smolik and Ms. Clingman.

(3)	Mr. Willingham resigned on October 26, 2018 and entered into a separation and release agreement.

Payout of 2016 Performance Award
Based on the Company’s formula for calculating TSR relative to peers, determined at time of grant (one month trailing average on each end of the performance period), none of the 2016 performance shares vested.  The Company ranked 11th out of 14 industry peer companies in TSR performance.

Determining Executive Compensation

Role of Compensation Committee
Our executive compensation program and policies are overseen by the independent directors of the Compensation Committee. In its oversight role, the Compensation Committee is responsible for making compensation decisions involving our CEO and other executive officers.

Role of Management
Given our CEO’s direct knowledge of each executive officer’s performance and contributions, our Compensation Committee receives an assessment from our CEO on individual performance and suggested compensation levels of other executive officers. The CEO is not present during deliberations by the Compensation Committee regarding his own compensation. All final compensation decisions regarding the compensation of executive officers are made in executive session by the Compensation Committee.

Role of Compensation Consultants
Our Compensation Committee retains, at Company expense, independent consultants to assist it in executive compensation matters. The Compensation Committee met with its consultant numerous times during 2018 in and out of the presence of management, to review findings based on market research and considers those findings in determining and adjusting our executive compensation program.
Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2018, after considering Meridian’s independence from our management and members of our Compensation Committee and the following compensation consultant traits:

Compensation Discussion and Analysis

•    effective past performance;
•    familiarity with our executive compensation program and the programs of our compensation peer group;
•    a comprehensive range of services associated strictly with executive compensation;
•    no conflicts of interest; and
•    maintenance of policies and procedures that prevent conflicts of interest.

In 2018, Meridian assisted in reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies. Representatives of Meridian participated in all regular meetings of the Compensation Committee, including executive sessions without management. Meridian also provided consulting services to our Governance Committee in 2018 with respect to our non-employee director total compensation.

2018 Compensation and Performance Benchmarking Process
Our Compensation Committee annually reviews our executive officers’ compensation relative to peers based on information provided by its independent compensation consultant. This information reflects both publicly available information and recently collected market data through Meridian’s North America Oil and Gas E&P Compensation Survey. We believe this information provides the Compensation Committee with a strong and sufficient basis to understand the competitive executive compensation landscape.
We believe that our executive compensation program should be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among those Named Executive Officers.
The 2018 benchmarking peer group, utilized for 2018 compensation and performance decisions, is captured below.

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Continental Resources, Inc. • Devon Energy Corp. • EOG Resources, Inc.	• Hess Corp. • Marathon Oil Corp. • Murphy Oil Corp. • Pioneer Natural Resources Co. • Range Resources Corp. • Southwestern Energy Co.

The Compensation Committee reviews the composition of the peer group annually to ensure that it remains relevant for comparative purposes. As discussed above in 2019 Key Compensation Actions, the Compensation Committee determined that two separate peer groups are appropriate for compensation benchmarking and performance benchmarking.

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain Company compensation practices, both what we do and what we don’t do, to provide a better understanding of our executive compensation philosophy.

What We Do	What We Don't Do

☑ Pay for Performance, through having a majority of pay at risk, clear performance targets and individual differentiation.
☑ Diversified Performance Metrics, including free cash flow, relative cash costs, absolute cash costs per Boe, safety and absolute and relative shareholder return.
☑ Review Comparative Compensation Data, prior to making executive compensation decisions.
☑ Reasonable Post-Employment/Change of Control Provisions, generally structured to apply to executive officers in the same manner as the broader employee population.
☑ Mitigate Undue Risk, through robust Board oversight, audits of financial and operational outcomes prior to incentive plan payouts, and maintenance of clawback policy.
☑ Minimal Perquisites.
☑ Stock Ownership Guidelines, which all Named Executive Officers meet.
☑ Regular Review of Share Utilization, including overhang levels (dilutive impact of equity compensation on our shareholders) and annual burn rates (the aggregate shares awarded each year as a percentage of total outstanding shares).
☑ Independent Compensation Consulting Firm.
☑ Double-Trigger Equity Vesting Acceleration.

☒ No Employment Contracts.
☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations.
☒ No Personal Aircraft Use.
☒ No Separate Change of Control Agreements for Incoming Executive Officers.
☒ No Excise Tax Gross-Ups Upon Change of Control.
☒ No Repricing of Underwater Stock Options.
☒ No Liberal Recycling of Shares.
☒ No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that these guidelines reinforce the alignment of executive officers and non-employee directors with our shareholders in creating and increasing shareholder value. Each officer listed below is expected to own shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
Chief Operating Officer	3.0X base salary
Chief Financial Officer	3.0X base salary
Executive Vice President	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Compensation Discussion and Analysis

Holding Requirement
Individuals not meeting these guidelines within five years will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.
On December 3, 2018, our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted time frame to come into compliance with the guidelines).

Compensation Clawback
Our Compensation Committee has adopted a policy that allows the Company, under certain circumstances (such as a restatement of financial information or reserves or material noncompliance with federal securities laws or the Company’s code of conduct), to recoup incentive-based compensation from current or former executive officers. Our policy will be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Policy on Stock Hedging and Pledging
Our Board has adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for service as an employee or director (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. On December 18, 2018, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC approved final rules requiring companies to disclose in their proxy statements any practices or policies regarding the ability of employees or directors to engage in certain hedging transactions with respect to company equity securities. Compliance with new Item 407(i) of Regulation S-K is required in proxy and information statements for the election of directors during fiscal years beginning on or after July 1, 2019. We are currently evaluating the provisions of the new rules.

Post-Employment Compensation
Our post-employment compensation is provided under qualified and non-qualified savings and retirement plans, a severance plan, and either individual change of control agreements or, alternatively, a change of control plan.

Qualified Defined Contribution Plan
Our qualified defined contribution plan (“401(k) Plan”) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. It allows participants to contribute the lesser of up to 50% of their basic compensation or the limit prescribed by the Code. We match such contributions dollar-for-dollar up to 100% of the first six percent of a participant’s eligible compensation. Participants are 100% vested in the Company’s matching contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.
In addition, we make the following age-weighted contribution to the 401(k) Plan for each participant:

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

Compensation Discussion and Analysis

These contributions are cliff vested at 100% after three years of service. The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

Non-qualified Deferred Compensation Plan
Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective manner. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching, age-weighted and transition contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to the Code, compensation and contribution limitations. The Deferred Compensation Plan also provides account balances for those participants who elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Deferred Compensation Plan.
Under this unfunded program, a participant may elect to have his or her accounts credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal or to have their accounts adjusted to reflect the results of an array of notional investment options.
Change of Control Arrangements
We have adopted change of control arrangements for our executive officers and certain other employees. A change of control could result in a material change in the leadership and direction of our Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our shareholders by enabling our executive officers to consider corporate transactions that are in the best interest of shareholders without undue concern over whether the transactions may jeopardize their continued employment.
The change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control. Under these arrangements, if a Named Executive Officer is terminated, including a constructive termination, for any reason (other than for cause, disability or death) within two years after a change of control, then we will pay or provide the following to that Named Executive Officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times such compensation;

•	an amount equal to his or her pro rata target bonus for the then-current year;

•
life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services; and

•	in some cases, continued vesting and exercise of stock options.
If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.
In addition, stock options and restricted stock granted pursuant to our 1992 Plan prior to 2016 generally provide for accelerated vesting of all or a portion of the award upon a change of control of the Company. Stock options, restricted stock and cash awards granted under the 1992 Plan after 2015, and granted under the 2017 Plan generally provide for accelerated vesting of all or a portion of the award if the participant is terminated for reasons other than cause or resigns for good reason within two years following a change of control.

Compensation Discussion and Analysis

Severance Benefit Plan
Our Severance Benefit Plan is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of base salary pay for every year of completed service (including partial years), with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a prorated STIP payment based on period of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	12 weeks of coverage under our employee assistance plan.

Perquisites
We do not consider perquisites to be a material component of our executive compensation. In 2018, certain of our executive officers received minimal personal benefits that have a sound value to our business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs
We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long- and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.
In late 2014, we discontinued retiree healthcare benefits and implemented a buyout of eligible pre-age 65 active employees. Employees who retired prior to that time and were participating in retiree medical benefits were transitioned to a defined contribution model effective as of January 1, 2016.

Indemnification Agreements
We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors and are generally consistent with practices in our industry.

Tax and Accounting Considerations
Section 162(m) of the Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers. Pursuant to tax law changes effective in 2018, the CFO is included in the executives whose compensation is subject to the limit imposed by Section 162(m), and the exception to Section 162(m)’s $1,000,000 limit for “performance-based compensation” has been eliminated, with the result that, except for “grandfathered” amounts, all taxable compensation paid to our CEO, CFO and other Named Executive Officers in 2019 will be subject to the annual $1,000,000 per person limit on deductibility. “Grandfathered” amounts that satisfy the “performance-based compensation” exception under prior law include stock options granted under the 1992 Plan that satisfied the performance-based compensation exemption requirements when granted, so long as not materially modified in the future. All other taxable compensation paid to our Named Executive Officers, including performance-based restricted shares and related cash awards granted

Compensation Discussion and Analysis

under the 1992 Plan, all awards granted under the 2017 Plan, all salary and STIP payouts, time-vested restricted stock awards and time-vested cash awards, and certain payments provided for under our change of control arrangements are not exempt from the Section 162(m) deduction limit.
Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that our interests are best served by providing competitive levels of compensation to our Named Executive Officers even if it results in the non-deductibility of certain amounts of compensation under the Code.
Rules under GAAP determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 12 to our consolidated financial statements, included in our 2018 Annual Report on Form 10-K.

CEO Pay Ratio
As required by Section 953(b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For our 2017 calculation, we calculated our median employee under the final adopted CEO pay ratio rules.
The pay ratio calculated by the Company is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies.

Year	Mr. Stover Total Compensation ($)	Mr. Stover Total Realized Compensation ($)	Median Employee Total Compensation ($)	Pay Ratio of CEO Compensation to Median Employee	Pay Ratio of CEO Realized Compensation to Median Employee
2018	11,213,168	5,866,662	124,842	90:1	47:1
2017	11,262,048	6,010,732	127,488	88:1	47:1

2018 CEO Pay Ratio Methodology
The Company did not have any major changes in employee compensation or work force population through acquisitions, divestitures, mergers or attrition that we believe would significantly impact the pay ratio. The Company also analyzed the 66 employees, excluded from the calculation in 2017 to determine if including them would have an impact on the CEO pay ratio. The Company determined that including the 66 employees in the calculation would not result in a material change to the salary of the median employee. As such, we utilized the same median employee for the analysis for 2018. The median employee is located in Houston in the accounting and finance function.

2017 CEO Pay Ratio Methodology
To identify the median of the total annual compensation of all our employees, we took the following steps:

•
We utilized a determination date of October 1, 2017, a date within the last three months of the 2017 fiscal year, to enable us to make an identification in a reasonably efficient and economical manner.

•	Our employee population consisted of 2,219 out of 2,285 employees, including full-time, part-time and temporary employees (summer interns).

•	Part-time and temporary employees represent less than 2% of our total employee population.

•	We excluded 66 employees from our employee population that were added in the CWEI acquisition that closed in April 2017.

•	We annualized approximately 286 employees who did not work for the full 12-month period.

Compensation Discussion and Analysis

•	Foreign salaries were converted to U.S. dollars at the average exchange rate over the 12-month period.

•	No cost of living adjustments were utilized in the compensation calculation.

•	To identify the median employee, we compared the amount of annualized base salary and cash incentive bonus for each employee as reflected in our internal records.

•
Once the median employee was identified, the total compensation per the chart above was calculated under the same methodology as required by the summary compensation table disclosed elsewhere in this Proxy Statement. Mr. Stover’s total compensation was calculated under the same methodology.

•
Once the median employee was identified, the total realized compensation as disclosed was determined by including CEO actual base pay, actual short-term incentive plan payout for the year, realizable equity value based on NBL share price as of 12/31/17 and all other actual compensation (including non-qualified deferred compensation and other compensation elements as disclosed in the summary compensation table).

Gender Pay Equity and Gender Pay Gap
Noble Energy conducts an annual analysis to evaluate base pay equity and the gender pay gap across specific disciplines within the U.S. organization.  The results of the 2018 analysis are described below.

Gender Pay Equity - Equal pay for equal work

•	The analysis revealed that employees are paid equitably based on their role, organization and experience.

Gender Pay Gap - Difference in average pay of all men and women across an organization

•	Noble has actively developed our female talent pool and increased the percentage of women in leadership and technical positions over the past 10 years.

•	Men and women are promoted with equal frequency within the disciplines reviewed.

•
Leaders are leveraging talent reviews, workforce planning and developmental work assignments to develop the workforce and further increase the percentage of women in leadership and technical positions.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Compensation, Benefits and
Stock Option Committee

Scott D. Urban, Chair
Jeffrey L. Berenson
James E. Craddock
Thomas J. Edelman

Compensation Tables

Compensation Tables
Summary Compensation Table

The following table sets forth summary information concerning the compensation for our Named Executive Officers during 2016, 2017 and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
David L. Stover Chairman and Chief Executive Officer	2018	1,000,000	—	7,619,890	1,162,495	1,105,000	23,701	302,082	11,213,168
	2017	994,231	—	5,758,478	2,583,326	1,560,000	78,105	287,908	11,262,048
	2016	950,000	—	5,104,499	2,295,831	1,463,000	53,634	270,718	10,137,682
Brent J. Smolik, President and Chief Operating Officer	2018	59,135	—	3,499,989	1,000,000	86,580	—	8,870	4,654,574

Kenneth M. Fisher Executive Vice President and Chief Financial Officer	2018	636,921	—	2,703,780	412,497	493,899	2,114	140,907	4,390,118
	2017	623,269	—	1,708,887	766,653	666,663	7,016	136,053	3,908,541
	2016	610,000	—	1,689,725	759,995	728,642	4,899	124,997	3,918,258
John K. Elliott Senior Vice President, Eastern Mediterranean	2018	454,868	—	1,523,972	232,497	315,421	1,149	78,383	2,606,290
	2017	433,846	100,000	985,428	399,988	370,755	3,294	70,085	2,363,396
Rachel G. Clingman, Senior Vice President, General Counsel and Secretary	2018	311,539	—	1,199,967	599,996	221,754	—	57,181	2,390,437

Gary W. Willingham Former, Executive Vice President, Operations(8)	2018	497,817	—	2,703,780	412,497	—	48	2,330,923	5,945,065
	2017	553,077	—	1,708,887	766,653	609,618	159	137,575	3,775,969
	2016	500,000	—	1,548,883	696,658	613,409	111	122,450	3,481,511

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

	Year	Percentage of Salary Deferred	Amount Deferred ($)
David L. Stover	2018	5%	50,000
	2017	5%	49,712
	2016	5%	47,500
Kenneth M. Fisher	2018	7%	44,585
	2017	6%	37,396
	2016	6%	36,600
Gary W. Willingham	2018	5%	28,237
	2017	5%	27,654
	2016	5%	25,000

(2)	Reflects discretionary project based bonus. Mr. Elliott received a $100,000 cash bonus for the completion of the Leviathan sanction.

Compensation Tables

(3)
Reflects the aggregate grant date fair value of restricted stock awarded under our 2017 Plan in 2018, which was computed in accordance with FASB ASC Topic 718. Restricted shares awarded will vest according to the following schedule: 1/3 after year one, 1/3 after year two and 1/3 after year three for Mr. Stover, Mr. Fisher and Mr. Elliott;100% after year three for Mr. Smolik and Ms. Clingman for 2018 grants; and for Mr. Willingham 1/3 vested on November 9, 2018, upon entering into a Separation and Release agreement with the Company with the rest of his 2018 restricted share grant being forfeited. Performance share awards awarded will vest three years after the date of grant upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined compensation peer group. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2018.

(4)
Reflects the aggregate grant date fair value of non-qualified stock options granted under our 2017 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2018.

(5)
Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year.

(6)
Reflects during year indicated the above-market Deferred Compensation Plan earnings. The above-market earnings in 2018 are based on the difference between the plan crediting rate of 3.64% and 120% of the annual long-term Applicable Federal Rate as of September 2017 (3.12%); earnings in 2017 are based on the difference between the plan crediting rate of 4.07% and 120% of the annual long-term Applicable Federal Rate as of September 2016 (2.28%); and earnings in 2016 are based on the difference between the plan crediting rate of 4.49% and 120% of the annual long-term Applicable Federal Rate as of September 2015 (3.16%).

	Year	Deferred Compensation Above-Market Earnings ($)
David L. Stover	2018	23,701
	2017	78,105
	2016	53,634
Kenneth M. Fisher	2018	2,114
	2017	7,016
	2016	4,899
John K. Elliott	2018	1,149
	2017	3,294
Gary W. Willingham	2018	48
	2017	159
	2016	111

(7)    All other compensation includes:

	Year	401(k) Matching Contrib. ($)	401(k) Retirement Savings Contrib. ($)	Deferred Comp. Plan Registrant Contrib. ($)(a)	401(k) Transition Contrib. ($)	Club Dues ($)	Physical Exam ($)	Separation Pay ($)(b)	Vacation Payout ($)(c)	Accrued Dividends ($)(d)
David L. Stover	2018	16,500	20,000	199,648	—	9,134	2,150	—	—	54,650
	2017	16,200	19,800	198,800	—	9,512	—	—	—	43,596
	2016	15,900	19,100	189,445	—	9,512	2,090	—	—	34,671
Brent J. Smolik	2018	3,548	5,322	—	—	—	—	—	—	—

Kenneth M. Fisher	2018	16,500	20,000	74,294	—	11,703	—	—	—	18,410
	2017	16,200	19,800	72,372	—	16,799	2,150	—	—	8,732
	2016	15,900	19,100	71,245	—	11,923	—	—	—	6,829
John K. Elliott	2018	16,500	20,000	30,732	—	—	—	—	—	11,151
	2017	16,200	19,800	28,446	—	—	—	—	—	5,639
Rachel G. Clingman	2018	16,500	22,600	10,933	—	—	—	—	—	7,148

Gary W. Willingham	2018	16,500	—	—	—	—	—	2,247,500	66,923	—
	2017	16,200	19,800	92,923	—	—	—	—	—	8,652
	2016	15,900	19,100	81,445	—	—	—	—	—	6,005

Compensation Tables

(a)	The following amounts were credited to the NEO’s Non-Qualified Deferred Compensation Plan Account:

	Year	Matching Contribution ($)	Retirement Savings Contribution ($)	Transition Contribution ($)	Total Deferred Compensation Plan Registrant Contributions ($)
David L. Stover	2018	43,500	96,148	60,000	199,648
	2017	43,454	95,692	59,654	198,800
	2016	41,100	91,345	57,000	189,445
Brent J. Smolik	2018	—	—	—	—
Kenneth M. Fisher	2018	21,715	52,579	—	74,294
	2017	21,196	51,176	—	72,372
	2016	20,700	50,545	—	71,245
John K. Elliott	2018	—	30,732	—	30,732
	2017	—	28,446	—	28,446
Rachel G. Clingman	2018	—	10,933	—	10,933
Gary W. Willingham	2018	—	—	—	—
	2017	16,985	42,753	33,185	92,923
	2016	14,100	37,345	30,000	81,445

(b)	Due to Mr. Willingham's resignation he received a severance payout in 2018.

(c)	Due to Mr. Willingham's resignation he received a vacation payout for unused vacation for 2018.

(d)	Dividends are credited on unvested restricted awards.

(8)	Mr. Willingham resigned on October 26, 2018, therefore there is no value associated with actual non-equity incentive compensation earned for 2018.

Salary as a Percentage of Total Compensation

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

	Percentage of Total Compensation
	2018	2017	2016
David L. Stover	8.9%	8.8%	9.4%
Brent J. Smolik (++)	1.3%	—	—
Kenneth M. Fisher	14.5%	15.9%	15.6%
John K. Elliott(+)	17.5%	18.4%	—
Rachel G. Clingman(++)	13.0%	—	—
Gary W. Willingham	8.4%	14.6%	14.4%
(+) Became a Named Executive Officer for 2017.
(++) Became a Named Executive Officer for 2018.

Compensation Tables

Grants of Plan-Based Awards for 2018

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2018.

	Approval Date (1)	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David L. Stover	1/29/2018	2/1/2018	—	1,300,000	—	—	—	—	—		—	—	—
	1/29/2018	2/1/2018	—	—	—	62,723	125,445	250,890	—		—	—	4,907,408
	1/29/2018	2/1/2018	—	—	—	—	—	—	87,811	(3)	—	—	2,712,482
	1/29/2018	2/1/2018	—	—	—	—	—	—	—		111,031	30.89	1,162,495
Brent J. Smolik	—	—	—	825,000	—	—	—	—	—		—	—	—
	—	—	—	—	—	—	—	—	—		—	—	—
	9/18/2018	11/16/2018	—	—	—	—	—	—	139,054	(4)	—	—	3,499,989
	9/18/2018	11/16/2018	—	—	—	—	—	—	—		117,096	25.17	1,000,000
Kenneth M. Fisher	1/29/2018	2/1/2018	—	608,000	—	—	—	—	—		—	—	—
	1/29/2018	2/1/2018	—	—	—	22,256	44,512	89,024	—		—	—	1,741,309
	1/29/2018	2/1/2018	—	—	—	—	—	—	31,158	(3)	—	—	962,471
	1/29/2018	2/1/2018	—	—	—	—	—	—	—		39,398	30.89	412,497
John K. Elliott	1/29/2018	2/1/2018	—	345,000	—	—	—	—	—		—	—	—
	1/29/2018	2/1/2018	—	—	—	12,545	25,089	50,178	—		—	—	981,482
	1/29/2018	2/1/2018	—	—	—	—	—	—	17,562	(3)	—	—	542,490
	1/29/2018	2/1/2018	—	—	—	—	—	—	—		22,206	30.89	232,497
Rachel G. Clingman	—	—	—	432,000	—	—	—	—	—		—	—	—
	—	—	—	—	—	—	—	—	—		—	—	—
	4/26/2018	5/21/2018	—	—	—	—	—	—	32,493	(4)	—	—	1,199,967
	4/26/2018	5/21/2018	—	—	—	—	—	—	—		47,581	36.93	599,996
Gary W. Willingham	1/29/2018	2/1/2018	—	551,000	—	—	—	—	—		—	—	—
	1/29/2018	2/1/2018	—	—	—	22,256	44,512	89,024	—		—	—	1,741,309
	1/29/2018	2/1/2018	—	—	—	—	—	—	31,158	(3)	—	—	962,471
	1/29/2018	2/1/2018	—	—	—	—	—	—	—		39,398	30.89	412,497

Compensation Tables

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)
Represents the performance share awards granted under our 2017 Plan in 2018. The awards will vest on February 1, 2021 if specified performance goals are satisfied. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.” Dividends equivalents with respect to the performance share awards are accrued during the three-year restricted period and will be paid upon vesting of awards.

(3)
Represents the shares of restricted stock awarded under our 2017 Plan in 2018. The shares will vest ratably over three years in equal installments on the first, second and third anniversaries of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)
Represents the shares of restricted stock awarded under our 2017 Plan in 2018. The shares will vest on the third anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(5)
Represents grants of non-qualified stock options under our 2017 Plan in 2018. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the award date.

(6)
Exercise price at “fair market value” was defined in our 2017 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2018 was $30.89, on May 21, 2018 was $36.93 and on November 16, 2018 was $25.17.

(7)
Reflects aggregate grant date fair value of restricted stock; performance share awards awarded and non-qualified stock options granted to our Named Executive Officers on February 1, 2018, May 21, 2018 and November 16, 2018 computed in accordance with FASB ASC Topic 718.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth certain information with respect to restricted stock, stock options and performance share awards held by our Named Executive Officers as of December 31, 2018.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)
David L. Stover	145,420	—		—	25.10	1/30/2019	39,281	(6)	736,912	145,076	(12)	2,721,626
	31,948	—		—	25.40	3/18/2019	87,811	(7)	1,647,334	130,934	(13)	2,456,322
	111,682	—		—	37.55	2/1/2020	—		—	250,890	(14)	4,706,696
	97,482	—		—	45.20	2/1/2021	—		—	—		—
	113,122	—		—	50.91	2/1/2022	—		—	—		—
	94,184	—		—	54.60	2/1/2023	—		—	—		—
	82,230	—		—	62.33	1/31/2024	—		—	—		—
	160,485	—		—	47.74	1/30/2025	—		—	—		—
	151,540	75,770	(1)	—	31.65	2/1/2026	—		—	—		—
	64,940	129,881	(2)	—	39.46	2/1/2027	—		—	—		—
	—	111,031	(3)	—	30.89	2/1/2028	—		—	—		—
Brent J. Smolik	—	117,096	(4)	—	25.17	11/16/2028	139,054	(8)	2,608,653	—		—
Kenneth M. Fisher	65,898	—		—	33.73	11/16/2019	11,657	(6)	218,685	48,024	(12)	900,930
	53,792	—		—	37.55	2/1/2020	31,158	(7)	584,524	38,856	(13)	728,939
	54,158	—		—	45.20	2/1/2021	—		—	89,024	(14)	1,670,090
	57,818	—		—	50.91	2/1/2022	—		—	—		—
	51,802	—		—	54.60	2/1/2023	—		—	—		—
	43,121	—		—	62.33	1/31/2024	—		—	—		—
	57,507	—		—	47.74	1/30/2025	—		—	—		—
	50,164	25,083	(1)	—	31.65	2/1/2026	—		—	—		—
	19,272	38,545	(2)	—	39.46	2/1/2027	—		—	—		—
	—	39,398	(3)	—	30.89	2/1/2028	—		—	—		—
John K. Elliott	20,990	—		—	45.20	2/1/2021	6,082	(6)	114,098	22,010	(12)	412,908
	20,990	—		—	50.91	2/1/2022	2,288	(9)	42,923	20,272	(13)	380,303
	22,958	—		—	54.60	2/1/2023	17,562	(7)	329,463	50,178	(14)	941,339
	2,324	—		—	56.52	4/29/2023	—		—	—		—
	20,056	—		—	62.33	1/31/2024	—		—	—		—
	26,748	—		—	47.74	1/30/2025	—		—	—		—
	22,992	11,496	(1)	—	31.65	2/1/2026	—		—	—		—
	10,055	20,110	(2)	—	39.46	2/1/2027	—		—	—		—
	—	22,206	(3)	—	30.89	2/1/2028	—		—	—		—
Rachel G. Clingman	—	47,581	(5)	—	36.93	5/21/2028	32,493	(10)	609,569	—		—
Gary W. Willingham	18,404	—		—	37.55	2/1/2020	—		—	44,022	(12)	825,853
	19,018	—		—	45.20	2/1/2021	—		—	38,856	(13)	728,939
	17,394	—		—	50.91	2/1/2022	—		—	—		—
	19,426	—		—	54.60	2/1/2023	—		—	—		—
	24,067	—		—	62.33	10/26/2023	—		—	—		—
	45,471	—		—	47.74	10/26/2023	—		—	—		—
	45,894	22,992	(1)	—	31.65	10/26/2023	—		—	—		—
	19,272	38,545	(2)	—	39.46	10/26/2023	—		—	—		—
	—	13,132	(3)	—	30.89	10/26/2023	—		—	—		—

Compensation Tables

(1)	Stock options vested January 30, 2019.

(2)	50% of stock options vested February 1, 2019; and 50% of stock options vest February 1, 2020.

(3)	33 1/3% of stock options vested February 1, 2019; 33 1/3% of stock options vest February 1, 2020; and 33 1/3% of stock options vest February 1, 2021.

(4)	33 1/3% of stock options vest November 16, 2019; 33 1/3% of stock options vest November 16, 2020; and 33 1/3% of stock options vest November 16, 2021.

(5)	33 1/3% of stock options vest May 21, 2019; 33 1/3% of stock options vest May 21, 2020; and 33 1/3% of stock options vest May 21, 2021.

(6)	Restricted stock vested February 1, 2019.

(7)	33 1/3% of restricted stock vested February 1, 2019; 33 1/3% of restricted stock vests February 1, 2020; and 33 1/3% of restricted stock vests February 1, 2021.

(8)	100% of restricted stock vests November 16, 2021.

(9)	37 1/2% of restricted stock vests March 24, 2019 and 62 1/2% of restricted stock vests March 24, 2020.

(10)	100% of restricted stock vests May 21, 2021.

(11)	Market value based on December 31, 2018 (last business day of the year) closing price of $18.76.

(12)
Based on the Company’s formula for calculating TSR relative to peers, none of the performance restricted stock vested on February 1, 2019. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.”

(13)
Performance restricted stock will vest February 1, 2020 upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.”

(14)
Performance share awards will vest February 1, 2021 upon, and subject to a formula related to, our achievement of certain levels of total shareholder return relative to a pre-determined industry peer group, granted under the 2017 Plan. Performance goals for determining vesting are described in the CD&A under the heading “Long-Term Incentive Compensation.”

Stock Option Exercises and Stock Vesting for 2018

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
David L. Stover	—	—	69,709	2,153,311
Kenneth M. Fisher	—	—	10,173	314,244
John K. Elliott	—	—	5,727	176,535
Gary W. Willingham	24,646	305,549	32,015	892,615

(1)
Shares of restricted stock awarded to our Named Executive Officers on February 1, 2016 and February 1, 2017 vested on February 1, 2018. Mr. Elliott had an additional grant on March 24, 2017 that vested on March 24, 2018 and Mr. Willingham had a grant on February 1, 2018 that vested on November 9, 2018 due to his resignation. Income was recognized on vesting based on the closing trading price of our common stock of $30.89 on February 1, 2018, $30.24 on March 24, 2018 and $26.52 on November 9, 2018. Dividends that accrued on shares of restricted stock that vested were paid in 2017 as follows: Mr. Stover — $45,293; Mr. Fisher — $14,635; Mr. Elliott— $6,904; and Mr. Willingham — $27,814.

Compensation Tables

Equity Plan Compensation Information for 2018

The following table summarizes information regarding the number of shares of our common stock that are available for issuance under all of our existing equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	13,852,020	(1)	$44.04	21,482,907	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	13,852,020		—	21,482,907

(1)	1992 Plan - 12,838,305 shares; 2005 NE Director Plan - 330,913 shares 2015 NE Director Plan - 178,819 shares; and 2017 Plan 503,983 shares.

(2)	2017 Plan - 21,084,928 shares and 2015 NE Director Plan - 397,979 shares.

Non-qualified Deferred Compensation Table for 2018

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2018.

	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(6)
David L. Stover	159,200	199,648	(2)	(474,496)	—	11,701,979
Kenneth M. Fisher	44,585	74,294	(3)	(27,429)	—	974,916
John K. Elliott	—	30,732	(4)	7,948	—	258,719
Rachel G. Clingman	—	10,933	(4)	—	—	10,933
Gary W. Willingham	28,237	—		(76,807)	—	1,602,454

(1)
Mr. Stover deferred 7% ($109,200) of the STIP payment he earned in 2017 (otherwise paid in 2018) and 5% ($50,000) of base salary in 2018. Mr. Fisher deferred 7% ($44,585) of base salary in 2018. Mr. Willingham deferred 5% ($28,237) of base salary in 2018.

(2)	Represents matching contributions, retirement savings contributions and transition contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Code limitations.

(3)	Represents matching contributions and retirement savings contributions that could not be made to our 401(k) Plan as a result of Code limitations.

(4)	Represents retirement savings contributions that could not be made to our 401(k) Plan as a result of Internal Revenue Code limitations.

(5)	Earnings are credited in accordance with the Named Executive Officer’s investment direction.

(6)	All Named Executive Officers are 100% vested in these balances, except for Ms. Clingman who will be vested on May 21, 2021.

The Company's matching contributions, retirement savings contributions, transition contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2018. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion, with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A. No additional payments to our Named Executive Officers will be triggered upon a voluntary termination event.

Compensation Tables

Payments Made Upon Termination
Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•    amounts credited under our Deferred Compensation Plan;
•    unused vacation pay; and
•    amounts accrued and vested under our 401(k) Plan.

Payments Made Upon Retirement
In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding 10-year option term, to exercise all stock options that are vested as of his or her retirement date.

Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control
We have adopted change of control arrangements for our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described more fully under the heading “Change of Control Arrangements” in our CD&A section.

Payments of Vested Benefits
In addition to the payments our Named Executive Officers may receive upon the termination of their employment, they will continue to hold stock options that were vested immediately prior to their termination. Our Named Executive Officers will also be entitled to receive the vested balance of their contributions to our Deferred Compensation Plan and the 401(k) Plan.

Other Payment Information
Up to 40 hours of unused vacation carries over from year to year. We have assumed for purposes of the following table that all Named Executive Officers used all of their vacation during 2018 and would therefore not be entitled to payment for any unused vacation in the event of their termination on December 31, 2018. In the event of termination during the year, all amounts of unused vacation would be paid based on their respective salary.

Our executive change of control arrangement provides for reimbursement for up to $15,000 of reasonable fees related to out-placement employment services. We have assumed for purposes of the following table that all Named Executive Officers utilized this benefit.

Our long-term disability benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month. For purposes of the following table, this benefit has been excluded.

Compensation Tables

Termination Payments Table for 2018

Name	Type of Payment or Benefit	Involuntary Termination on 12/31/2018 ($)(5)	Termination Without Cause or Involuntary Termination following a Change of Control on 12/31/2018 ($)		Disability on 12/31/2018 ($)	Death on 12/31/2018 ($)
David L. Stover	Severance	1,919,231	7,104,240	(6)	—	—
	STIP Payments (1)	—	1,300,000	(6)	—	1,300,000
	Stock Options (2)	—	—		—	—
	Restricted Stock (3)	—	3,429,289		5,187,142	5,187,142
	Performance Share Award (4)	—	1,492,502		2,407,289	2,407,289
	Health, Welfare & Other	7,566	52,018	(7)	—	—
	Life Insurance	—	—		—	1,000,000	(8)
	Total	1,926,797	13,378,049		7,594,431	9,894,431
Brent J. Smolik	Severance	277,050	3,937,500	(6)	—	—
	STIP Payments (1)	—	825,000	(6)	—	825,000
	Stock Options (2)	—	—		—	—
	Restricted Stock (3)	—	2,608,653		2,608,653	2,608,653
	Performance Share Award (4)	—	—		—	—
	Health, Welfare & Other	7,566	43,349	(7)	—	—
	Life Insurance	—	—		—	1,000,000	(8)
	Total	284,616	7,414,502		2,608,653	4,433,653
Kenneth M. Fisher	Severance	832,000	3,174,337	(6)	—	—
	STIP Payments (1)	—	608,000	(6)	—	608,000
	Stock Options (2)	—	—		—	—
	Restricted Stock (3)	—	1,115,528		1,686,876	1,686,876
	Performance Share Award (4)	—	529,587		854,185	854,185
	Health, Welfare & Other	12,546	68,252	(7)	—	—
	Life Insurance	—	—		—	1,000,000	(8)
	Total	844,546	5,495,704		2,541,061	4,149,061
John K. Elliott	Severance	507,769	2,070,208	(6)	—	—
	STIP Payments (1)	—	345,000	(6)	—	345,000
	Stock Options (2)	—	—		—	—
	Restricted Stock (3)	—	651,655		919,308	919,308
	Performance Share Award (4)	—	298,501		481,458	481,458
	Health, Welfare & Other	12,546	67,919	(7)	—	—
	Life Insurance	—	—		—	920,000	(8)
	Total	520,315	3,433,283		1,400,766	2,665,766

Compensation Tables

Rachel G. Clingman	Severance	390,917	2,430,000	(6)	—	—
	STIP Payments (1)	—	432,000	(6)	—	432,000
	Stock Options (2)	—	—		—	—
	Restricted Stock (3)	—	616,717		616,717	616,717
	Performance Share Award (4)	—	—		—	—
	Health, Welfare & Other	10,934	60,192	(7)	—	—
	Life Insurance	—	—		—	1,000,000	(8)
	Total	401,851	3,538,909		616,717	2,048,717
Gary W. Willingham(9)	Total	—	—		—	—

(1)	Named Executive Officers would not be entitled to a STIP payment for 2018 in the event of their termination of employment on December 31, 2018, other than in the event of a change of control or death.

(2)
Vesting of stock options accelerates in the event of a change of control and in the event of death and disability. Represents the difference between the exercise price of each stock option and closing price of our common stock on December 31, 2018 ($18.76) on all unvested stock options held as of December 31, 2018.

(3)
All unvested shares of restricted stock will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of a change of control as follows: Mr. Stover’s award for 2017 — 89,035 shares, 2018 — 87,811 shares; Mr. Smolik's award for 2018 — 139,054 shares; Mr. Fisher's award for 2017 — 26,422 shares, 2018 — 31,158 shares; Mr. Elliott's award for 2017 — 16,073 shares, 2018 — 17,562 shares; Ms. Clingman's award for 2018 — 32,493 shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: Mr. Stover’s award for 2016 — 72,538 shares, 2017 — 104,748 shares, 2018 — 87,811 shares; Mr. Smolik's award for 2018 — 139,054 shares; Mr. Fisher's award for 2016 — 24,012 shares, 2017 — 31,085 shares, 2018 — 31,158 shares; Mr. Elliott's award for 2016 — 11,005 shares, 2017 — 18,506 shares, 2018 — 17,562 shares; Ms. Clingman's award for 2018 — 32,493 shares. Value is based on the closing price of our common stock on December 31, 2018 ($18.76).

(4)
All unvested performance share awards will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those shares. A portion of the unvested performance share awards, including accrued dividends, will vest in the event of termination of employment as a result of a change of control as follows: Mr. Stover’s award for 2018 — 77,775 shares; Mr. Fisher's award for 2018 — 27,597 shares; Mr. Elliott's award for 2018 — 15,555 shares. A portion of the unvested performance share award, including accrued dividends, will vest in the event of termination of employment as a result of death or disability as follows: Mr. Stover’s award for 2018 — 125,445 shares; Mr. Fisher's award for 2018 — 44,512 shares; Mr. Elliott's award for 2018 — 25,089 shares. Value is based on the closing price of our common stock on December 31, 2018 ($18.76).

(5)
The Named Executive Officers are not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, in certain instances our Severance Benefit Plan provides for a severance payment based upon years of completed service and continuation of certain health and welfare benefits. If the Named Executive Officers are entitled to a severance payment under the plan, they would receive two weeks of pay for every year of service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on their STIP target percentage. They would also be able to continue certain health and welfare benefits for six months at the current active employee rates.

(6)
Our Executive Change of Control Plan provides for severance benefits in the event that employment terminates within two years after a change of control. Under the plan, if any of our Named Executive Officers are terminated following a change of control (other than termination for cause or by reason of death or disability), they are entitled to receive a lump sum severance payment equal to a multiplier of 2.99 for Mr. Stover, and 2.5 for Messrs. Smolik, Fisher, Elliott and Clingman of their annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. They are also entitled to a prorated target STIP payment based on the termination date in the year of the change of control.

(7)
Our Executive Change of Control Plan provides for continued medical, dental, vision and life benefits for a period of 36 months for Mr. Stover and 30 months for each other Named Executive Officer following a change of control with each Named Executive Officer continuing to pay the active premium for the 36 or 30 month period, respectively. The value reflected is the present value of the total estimated cost for us to provide these benefits.

(8)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

(9)
Mr. Willingham resigned on October 26, 2018 and therefore has no termination values as of December 31, 2018. Upon Mr. Willingham's resignation, he entered into a Separation and Release Agreement with the Company, providing for certain benefits including: continued vesting of all unvested stock options granted in 2016 and 2017, as well as 1/3 of the stock options granted to him in 2018; continued vesting of performance awards granted in 2016 and 2017; immediate vesting of the 2017 restricted stock grant valued at $318,819, including accrued dividends, and 1/3 of the 2018 restricted stock grant valued at $279,903, including accrued dividends; and a cash severance payment of $2,247,500, subject to compliance with certain customary terms of the agreement, including a non-solicitation covenant that extends through October 19, 2020.

Questions and Answers about the Meeting and Voting

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and what is a Proxy?

A proxy statement is a document that the regulations of the SEC require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to act as proxies for the 2019 Annual Meeting of Shareholders: David L. Stover and Kenneth M. Fisher.

2. What is the difference between holding shares as a shareholder of record and as a beneficial shareholder?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare, you are considered a shareholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3. How do I vote?

By Written Proxy. All shareholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or voting instruction form from your bank or broker.

By Telephone or Internet. All shareholders of record can also vote by touch-tone telephone from the U.S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.
In Person. All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4. What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

5. How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, February 22, 2019. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of February 22, 2019 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Questions and Answers about the Meeting and Voting

6. How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. If you do not have a legal proxy with you, you will be able to gain admission to the meeting following the procedures described in the response to question 5, but will not be able to vote at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7. How does the Board recommend I vote on the proposals?

Proposal	Board recommendation
1. Election of Directors	FOR each Director Nominee
2. Ratification of Appointment of Independent Auditor	FOR
3. Advisory Vote to Approve Executive Compensation	FOR
4.   Approval of Amended and Restated Noble Energy, Inc. 2017 Long-Term Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan from 29,000,000 to 44,000,000
FOR

8. How many votes are needed to approve each of the proposals?

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

Each of the remaining proposals requires approval by holders of a majority of shares of common stock having voting power represented in person or by proxy at the annual meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing our executive compensation program, values the opinions expressed by shareholders and will consider the outcomes of those votes when making future compensation and frequency of vote decisions.

9. What if I am a shareholder of record and do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board recommendations described in the response to question 7.

Questions and Answers about the Meeting and Voting

10. What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the material you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Non-discretionary Items. The election of directors, the advisory vote to approve executive compensation and the vote to approve an amendment and restatement of the Company's Long-Term Incentive Plan are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Non-voted stock on non-discretionary matters are called “broker non-votes.”

11. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” any proposal or director candidate and will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

12. What can I do if I change my mind after I vote my shares?

Shareholders can revoke a proxy prior to the completion of voting at the meeting by:

•	giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

13. Are votes confidential? Who counts the votes?

We will not disclose the votes of specific shareholders except:

•	as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.
An independent inspector of elections will tabulate the proxies and certify the results.

14. When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting and will report the final results on our website and in a current report on Form 8-K filed with the SEC.

Questions and Answers about the Meeting and Voting

15. Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareholders?

All of our directors are expected to attend each Annual Meeting of our shareholders. Attendance at our Annual Meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting, except for Mr. Hedrick and Ms. Williamson who did not stand for re-election at the 2018 Annual Meeting of our shareholders.

16. Why did I receive a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet. As a result, we have sent a notice regarding the availability of these proxy materials rather than a paper copy to most of our shareholders. The notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, the website provided in the notice allows shareholders to request to receive future proxy materials in printed form by mail or electronically by e-mail. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

17. How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

18. How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted by writing to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100.

19. How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, shareholders should go to our Website. Under the heading “Corporate Governance” you will find a link that may be used for writing an electronic message. In addition, shareholders may call our independent, toll-free compliance line listed on our Website under the same heading.

All shareholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

Questions and Answers about the Meeting and Voting

20. Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We generally include definitions for capitalized terms, abbreviations and acronyms at the places in this Proxy Statement where they are first used. We have also included a quick reference glossary.

21. How can I obtain a copy of the Annual Report on Form 10-K?

Shareholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Noble Energy, Inc., Attn: Investor Relations, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100. Alternatively, shareholders can access our Annual Report on Form 10-K on the ‘Investors’ page at www.nblenergy.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

22. Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple shareholders at my address?

In some cases, only one copy of this Proxy Statement, annual report or Notice is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of this Proxy Statement, annual report or Notice to a shareholder at a shared address to which a single copy of the document was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the Proxy Statement, annual report or Notice, but in such event will still receive separate proxies for each account. To request separate or single delivery of these materials now or in the future, a shareholder may submit a written request to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or a shareholder may make a request by calling (281) 872-3100 and requesting to speak to the Corporate Secretary.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy, Inc. 401(k) Plan
1992 Plan	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy, Inc. 2005 Stock Plan for Non-Employee Directors
2015 Plan	Noble Energy, Inc. 2015 Stock Plan for Non-Employee Directors
2017 Plan	Noble Energy, Inc. 2017 Long-Term Incentive Plan
ASC	Accounting Standards Codification
Board	Board of Directors of Noble Energy, Inc.
Boe
Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

CD&A	Compensation Discussion and Analysis included in this Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Code	Internal Revenue Code of 1986, as amended
Committee	The committee designated by the Board to administer the 2017 Plan
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
COO	Chief Operating Officer
CROCI	Cash return on capital invested
CWEI	Clayton Williams Energy, Inc.
Deferred Compensation Plan	Noble Energy, Inc. non-qualified deferred compensation plans
Exchange Act	Securities and Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Form 10-K	Annual Report on Form 10-K
GAAP	Accounting principles generally accepted in the United States
GOM	Gulf of Mexico
Governance Committee	Corporate Governance and Nominating Committee
IPO	Initial Public Offering
Leviathan	Leviathan natural gas project, offshore Israel
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
MMBoe	Million barrels oil equivalent
Named Executive Officers or NEO
Noble Energy’s CEO, CFO and the most highly compensated executive officers other than the CEO and CFO which, for 2018, were David L. Stover, Brent J. Smolik, Kenneth M. Fisher, John K. Elliott, Rachel G. Clingman and Gary W. Willingham.

NBLX	Noble Midstream Partners LP
NYSE	New York Stock Exchange
Record Date	February 22, 2019
Restoration Plan	Noble Energy, Inc. Retirement Restoration Plan
ROACE	Return on average capital employed

Glossary

Rosetta Resources (or “Rosetta”)	Rosetta Resources Inc.
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
SSCR	Safety, Sustainability and Corporate Responsibility Committee
STIP	Short-Term Incentive Plan
Tamar	Tamar natural gas project, offshore Israel
TCF	Trillion cubic feet
Total Direct Compensation	Compensation comprised of salary, bonus, stock and option awards and non-equity incentive plan compensation as reflected in the Summary Compensation Table
Total Shareholder Return
Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in our common stock, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

U.S.	United States
Website	Noble Energy, Inc. website found at www.nblenergy.com

Appendix A - Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes free cash flow which is an important financial measure, but is not a financial measure defined by GAAP.  We believe it is a useful tool to facilitate an understanding of the amount of cash flow generated that is available to grow our business and create long-term shareholder value, and it is used as a performance measure for purposes of our STIP.  Free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, or any other measure as reported in accordance with GAAP. Our method for computing this measure may not be the same method used to compute similar measures reported by other entities.

The table below reconciles net cash provided by our operating activities (GAAP) to free cash flow (non-GAAP) for the years ended December 31, 2018, 2017 and 2016.

Noble Energy, Inc.
Reconciliation of Net Cash Provided by
Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in millions, unaudited)

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Net Cash Provided by Operating Activities (GAAP)	$2,336	$1,951	$1,351
Net Cash Used in Investing Activities (GAAP)	(1,931)	(1,606)	(431)
Reconciliation to Free Cash Flow:
NBLX Cash Paid for Asset Contribution	—	245	299
NBL Dividends Paid	(208)	(190)	(172)
NBLX Free Cash Flow (1)	948	151	—
Other Items (2)	(18)	(63)	(66)
Free Cash Flow (non-GAAP)	$1,127	$488	$981
Price Impact Adjustment	(480)	(232)	—
Free Cash Flow, Price Adjusted (non-GAAP) (3)	$647	$256	$981

(1) Remove impacts of NBLX operating and investing cash flow and net cash contributions and distributions to sponsor (NBL).
(2) “Other Items”, as determined herein, is calculated in accordance with instructions per our Compensation Committee.
(3) Free Cash Flow as determined herein is calculated as a STIP Factor.

A-1

Appendix B

Executive Officers

Name	Age	Title
David L. Stover	61	Chairman and Chief Executive Officer
Rachel G. Clingman	52	Senior Vice President, General Counsel and Secretary
John K. Elliott	61	Senior Vice President, Offshore
Kenneth M. Fisher	57	Executive Vice President and Chief Financial Officer
Terry R. Gerhart	58	Senior Vice President, Midstream
John T. Lewis	62	Senior Vice President, Corporate Development
A. Lee Robison	60	Senior Vice President, Human Resources and Administration
Brent J. Smolik	57	President and Chief Operating Officer
Thomas H. Walker	48	Senior Vice President, U.S. Onshore
Gary W. Willingham	54	Former, Executive Vice President, Operations (resigned October 26, 2018)

David L. Stover has served as the Chief Executive Officer of Noble Energy since October 2014, President and Chief Executive Officer of Noble Energy previously from October 2014 to November 2018, and Chairman of the Board since April 2015. He previously served as President and Chief Operating Officer from April 2009, and as Executive Vice President and Chief Operating Officer since August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with ARCO, Vastar and BP America.

Rachel G. Clingman was elected Senior Vice President, General Counsel and Secretary in May 2018. She previously served as Vice President - Legal for BHP Petroleum and BHP's Minerals Americas businesses from 2013 - 2017. Ms. Clingman has also served on the executive teams of Transocean, Ltd. and Sutherland, Asbill & Brennan L.L.P. (now Eversheds Sutherland L.L.P.) and she is a member of the Board of the American Heart Association - Houston.

John K. Elliott was elected Senior Vice President in April 2013 and is currently responsible for offshore operations. He previously served as Senior Vice President Eastern Mediterranean operations from 2013, Vice President of global drilling, major projects and supply chain from 2012 and as Vice President of major projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. He also has served as Chairman of the Board of Directors of Noble Midstream GP LLC, a subsidiary of the Company and general partner of NBLX, since September 2016. Mr. Fisher currently serves as a director and Audit Committee chairman of Apergy. Before joining the Company, he served as Executive Vice President of Finance for Upstream Americas for Shell from July to November 2009 and as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held various positions within business units of General Electric Company.

Terry R. Gerhart was elected Senior Vice President in October 2015 and is currently responsible for midstream operations. He also has served as CEO and on the Board of Directors of Noble Midstream GP LLC, the general partner of NBLX, since September 2016. He previously served as Senior Vice President for global operations services from 2015, Vice President of Africa operations from 2013, Vice President of the Eastern Mediterranean from 2011 and Vice-President of international non-operated assets and global gas monetization from 2010. Prior to joining the Company, Mr. Gerhart held various positions with ARCO, Vastar and BP America.

John T. Lewis was elected Senior Vice President in April of 2013 and is currently responsible for corporate development. He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserves from 2006. Prior to joining the Company, Mr. Lewis held various positions with ARCO, Vastar and BP America.

B-1

Appendix B

A. Lee Robison was elected Senior Vice President in April of 2013 and is currently responsible for human resources and administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, Ms. Robison held various positions with ARCO, Vastar and BP America. Ms. Robison plans to retire at the beginning of March 2019.

Brent J. Smolik was elected President and Chief Operating Officer in November 2018. He also has served as a director of Noble Midstream GP LLC, a subsidiary of the Company and general partner of NBLX, since November 2018. Before joining the Company in 2018, Mr. Smolik served as President, Chief Executive Officer and Chairman of the Board of EP Energy Corporation and EP Energy LLC from 2012 - 2017. He was previously Executive Vice President and a member of the Executive Committee of El Paso Corporation and President of the El Paso Exploration and Production Company. From 2004 - 2006, Mr. Smolik serviced as President of ConocoPhillips Canada and Burlington Resources Canada. From 1990-2004 he worked in numerous engineering and asset management capacities for Burlington Resources Inc., including the Chief Engineering role from 2000-2004. He began his career with ARCO Oil and Gas in 1984 and has 35 years of technical, operating and leadership experience in the Oil and Gas industry. Mr. Smolik currently serves as a director of the Houston Zoo.

Thomas H. Walker was elected Senior Vice President in February 2018 and is currently responsible for U.S. onshore operations. He also has served as a director of Noble Midstream GP LLC, a subsidiary of the Company and general partner of NBLX, since July 2018. He previously served as Vice President of West Africa and the U.S. Gulf of Mexico from 2014 and Director of Strategic Planning, Environmental Analysis and Reserves, managed our operated West Africa assets, non-operated international assets and frontier business ventures and was a member of our business development team from 2007. Prior to joining the Company in 2007, Mr. Walker held various positions at Amoco and BP America.

Gary W. Willingham, who resigned October 26, 2018, was the former Executive Vice President responsible for global operations since 2014, previously serving as Senior Vice President of U.S. Onshore operations since April 2013 and Vice President of Strategic Planning, Environmental Analysis and Reserves since 2008. He also has served on the Board of Directors of Noble Midstream GP LLC, the general partner of Noble Midstream Partners LP, since September 2016. Prior to joining the Company in 2003, Mr. Willingham held various positions with ARCO, Vastar and BP America.

B-2

Appendix C

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective April __, 2019)

ARTICLE I. ESTABLISHMENT AND PURPOSE
1.1    Establishment. Noble Energy, Inc., a Delaware corporation (“Noble”), previously established the Noble Energy, Inc. 2017 Long-Term Incentive Plan for the benefit of certain officers, employees, consultants and others performing services for Noble and its Affiliates, as set forth in this Plan.

1.2    Purpose. The purposes of this Plan are to attract and retain highly qualified individuals to perform services for Noble and its Affiliates, to further align the interests of those individuals with those of the stockholders of Noble, and to more closely link compensation with the performance of Noble and its Affiliates. Noble is committed to creating long-term stockholder value. Noble’s compensation philosophy is based on the belief that Noble can best create stockholder value if officers, employees, consultants and others performing services for Noble and its Affiliates act and are rewarded as business owners. Noble believes that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value.

1.3    Effectiveness and Term. The Plan was originally effective as of April 25, 2017 (the “Effective Date”). This amended and restated Plan shall become effective on the later of (a) the date of its adoption by the Board and (b) the date it is approved by the stockholders of Noble in accordance with applicable law and upon such approval shall supersede the original plan document in its entirety. Unless terminated earlier by the Board pursuant to Section 14.1, this amended and restated Plan shall terminate on the day prior to the tenth anniversary of the earlier of (a) the date of its adoption by the Board and (b) the date it is approved by the stockholders of Noble.

ARTICLE II. DEFINITIONS
2.1    “1992 Plan” means the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended and restated October 20, 2015, and as amended from time to time thereafter.

2.2    “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or a “subsidiary corporation” of Noble, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, and (b) with respect to other Awards, any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with Noble and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee, consultant, or other individual provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation § 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation § 1.414(c)-2(b)(2)(i).

2.3    “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.

2.4    “Award Agreement” means a written agreement that sets forth the terms, conditions, restrictions and limitations applicable to an Award, and which, in the discretion of the Committee, need not be countersigned by the Participant.

2.5    “Board” means the Board of Directors of Noble.

2.6    “Cause” means any of the following: (a) a Participant’s conviction of a felony or misdemeanor involving moral turpitude; (b) a Participant’s conduct involving a material misuse of the funds or other property

Appendix C

of the Company; (c) a Participant’s engagement in business activities which are in conflict with the business interests of the Company; (d) a Participant’s gross negligence or willful misconduct; (e) a Participant’s conduct which is in violation of the Company’s safety rules or standards or which otherwise may cause or causes injury to another employee or any other person; or (f) a Participant’s material violation of Noble’s Code of Conduct.

2.7    “Change of Control” means the occurrence of any of the following events after the Effective Date:

(a)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least 51% of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Noble’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)    The consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Noble immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least 51% of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(c)    The stockholders of Noble shall approve a liquidation or dissolution of Noble or a sale of all or substantially all of the stock or assets of Noble; or

(d)    Any “person,” as that term is defined in Section 3(a)(9) of the Exchange Act (other than Noble, any of its subsidiaries, any employee benefit plan of Noble or any of its subsidiaries, or any entity organized, appointed or established by Noble for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Noble representing in the aggregate 25% or more of either (i) the then outstanding shares of Common Stock or (ii) the Voting Securities of Noble, in either such case other than solely as a result of acquisitions of such securities directly from Noble. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, shares of Common Stock or other Voting Securities of Noble shall be deemed the beneficial owner of such shares or Voting Securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of subparagraph (d) of this definition solely as the result of an acquisition of securities by Noble which, by reducing the number of shares of Common Stock or other Voting Securities of Noble outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of Noble beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of Noble (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control shall be deemed to have occurred for purposes of subparagraph (d) of this definition.

2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations and other guidance thereunder and successor provisions, regulations and other guidance.

2.9    “Committee” means the Compensation, Benefits and Stock Option Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board each of whom must be an Outside Director.

Appendix C

2.10    “Common Stock” means the common stock of Noble, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

2.11    “Company” means Noble or any Affiliate.

2.12    “Disability” means a medically determinable physical or mental impairment for which the Participant is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company; provided, however, that if the Participant is not covered by such a long-term disability insurance plan at the relevant time, “Disability” means a medically determinable physical or mental impairment that prevents the Participant from performing his or her duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than 12 months as determined by the Committee or its delegatee.

2.13    “Dividend Equivalent Cash Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Noble with respect to a share of Common Stock during the period such Award is outstanding.

2.14     “Dividend Equivalent Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Noble with respect to a share of Common Stock during the period such Award is outstanding.

2.15    “Effective Date” means the date this Plan originally became effective as provided in Section 1.3.

2.16    “Employee” means an employee of the Company.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18    “Fair Market Value” means the closing sales price for the Common Stock as quoted on the New York Stock Exchange on the date of the determination (or if there was no reported sale on the New York Stock Exchange on such date, on the last preceding day on which there was a reported sale on the New York Stock Exchange).

2.19    “Good Reason” means any of the following actions if taken by the Company with respect to and without the prior consent of a Participant:

(a)    A material reduction in the Participant’s base compensation;

(b)    A material change in the location at which the Participant must perform services for the Company;

(c)    A material reduction in the Participant’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report; or

(d)    A material reduction in the budget over which the Participant retains authority.

2.20    “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.

2.21    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.

2.22    “Noble” means Noble Energy, Inc., a Delaware corporation, or any successor thereto.

2.23    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

Appendix C

2.24    “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.

2.25    “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.

2.26    “Outside Director” means a member of the Board who (a) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (b) qualifies as a “non-employee director” of Noble under Rule 16b-3, and (c) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.

2.27    “Participant” means an individual who is an Employee, consultant or other individual performing services for the Company that has been granted an Award.

2.28    “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.

2.29    “Permitted Transferee” shall have the meaning given such term in Section 15.4(c).

2.30    “Plan” means the Noble Energy, Inc. 2017 Long-Term Incentive Plan, as in effect from time to time.

2.31    “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

2.32    “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.33    “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.34    “Retirement” means an Employee’s termination of employment with the Company for reasons other than for Cause that occurs on or after the date such Employee attains at least 55 years of age and has completed at least five years of credited service with the Company or in such other circumstances as the Committee may determine in its sole discretion.

2.35    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.

2.36    “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.

2.37    “Section 409A” means Section 409A of the Code.

2.38    “Securities Act” means the Securities Act of 1933, as amended.

2.39    “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.

Appendix C

2.40    “Stock Award” means a share of Common Stock granted to a Participant pursuant to Article XII that is not subject to vesting or forfeiture restrictions.

ARTICLE III. PLAN ADMINISTRATION
3.1Plan Administrator and Discretionary Authority. This Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret this Plan and the Award Agreements executed hereunder, (b) decide all questions concerning eligibility for, and the amount of, Awards granted under this Plan, (c) construe any ambiguous provision of this Plan or any Award Agreement, (d) prescribe the form of Award Agreements, (e) correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement, (f) issue administrative guidelines as an aid in administering this Plan and make changes in such guidelines as the Committee from time to time deems proper, (g) make regulations for carrying out this Plan and make changes in such regulations as the Committee from time to time deems proper, (h) determine whether Awards should be granted singly or in combination, (i) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations, (j) accelerate the exercise, vesting or payment of an Award, (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period, and (l) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of this Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan, including without limitation its construction of the terms of this Plan and its determination of eligibility for participation in, and the terms of Awards granted under, this Plan. The decisions of the Committee and its actions with respect to this Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under this Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives. In the case of an Award intended to be exempt from or compliant with Section 409A, the Committee shall exercise its discretion consistent with such intent.

3.2Delegation of Authority. The Committee shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to the Chief Executive Officer or other officer of Noble, other members of or committees of the Board or such other agents as it may appoint from time to time, provided the Committee may not delegate its duties where such delegation would violate state corporate law.

3.3Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to this Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Noble with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV. SHARES SUBJECT TO THE PLAN
4.1Available Shares.

(a)    Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under this Plan shall be 44,000,000 shares of Common Stock.

(b)    The maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options is 14,000,000 shares. The maximum number of shares of Common Stock that may be subject to Options and SARs granted under the Plan to any one Participant during a fiscal year is 800,000 shares. The maximum number of shares of Common Stock that may be subject to Awards (other than Options and SARs) granted under the Plan to any one Participant during a fiscal

Appendix C

year is 800,000 shares. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.

(c)    Shares of Common Stock issued pursuant to this Plan may be original issue or treasury shares or any combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Noble will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan. If, after reasonable efforts, which efforts shall not include registration of the Plan or Awards under the Securities Act, Noble is unable to obtain authority from any applicable regulatory body, which authorization is deemed necessary by legal counsel for Noble for the lawful issuance of shares under the Plan, Noble shall be relieved of any liability with respect to its failure to issue and sell the shares for which such requisite authority was so deemed necessary unless and until such authority is obtained.

(d)    Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code or Section 409A applies, provided such substitutions or assumptions are permitted by Section 424 of the Code or Section 409A, as applicable.

4.2Adjustments for Recapitalizations and Reorganizations. Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding effected without Noble's receipt of consideration (a) by reason of a stock dividend, spin-off, recapitalization, stock split or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Noble’s payment of an extraordinary cash dividend, or distribution, or dividend or distribution consisting of any assets of Noble other than cash, the maximum number and kind of shares of Common Stock available for issuance under this Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under this Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. Notwithstanding the provisions of this Section 4.2, (i) the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under this Plan shall be adjusted only in accordance with Sections 422 and 424 of the Code, and (ii) outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code with respect to Incentive Stock Options and (B) Section 409A with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.

4.3Adjustments for Awards. The following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under this Plan:

(a)    Options and SARs. The grant of Options shall reduce the number of shares of Common Stock available for grant of Awards under this Plan by the number of shares subject to such an Award. The grant of SARs that may be paid or settled only in Common Stock, or in either cash or Common Stock (or a combination thereof), shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such Award, and any shares of Common Stock not delivered upon exercise of such SARs or portion thereof shall not again be available for grant of Awards under this Plan and shall not be added back to the number of shares of Common Stock available for grant under the Plan. Any grant of SARs or portion thereof that may be paid or settled only for cash shall not affect the number of shares of Common Stock available for grant of Awards under the Plan.

Appendix C

(b)    Restricted Stock and Stock Awards. The grant of Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares of Common Stock subject to such an Award.

(c)    Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Equivalent Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares subject to such an Award. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under this Plan.

(d)    Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares subject to such an Award. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under this Plan.

(e)    Cancellation, Forfeiture and Termination. If any Award referred to in Section 4.3(a), (b), (c) or (d) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of any Awards under this Plan and shall be added back to the number of shares available for grant on the same numerical basis as was used upon grant to reduce the number of shares available for grant of Awards.

(f)    Payment of Exercise Price and Withholding Taxes. Notwithstanding any provision of this Plan to the contrary, shares (i) tendered (either actually or by attestation) or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Award, or (ii) repurchased by Noble using Option proceeds shall not be available for grant of any Awards under this Plan and shall not be added back to the number of shares available for grant under this Plan.

ARTICLE V. ELIGIBILITY
The Committee shall select Participants from those individuals who are Employees, consultants and other individuals performing services for the Company that, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in this Plan and the administrative guidelines and regulations, if any, established by the Committee.

ARTICLE VI. FORM OF AWARDS
6.1    Form of Awards. Awards may be granted under this Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI and Stock Awards and Other Incentive Awards pursuant to Article XII, or any combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of this Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of this Plan. Awards under a particular Article of this Plan need not be uniform, and Awards under more than one Article of this Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Appendix C

6.2    No Repricing or Reload Rights; No Buy-out of “Underwater” Awards. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may not cancel an outstanding Option or SAR having an exercise price that is known to be more than the Fair Market Value of the Common Stock in exchange for a cash payment or for the purpose of granting a replacement Award of a different type.

6.3    Dividends, Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights. No Award that provides for the payment or accumulation of dividends, Dividend Equivalent Cash Rights or Dividend Equivalent Unit Rights shall allow such dividends, Dividend Equivalent Cash Rights or Dividend Equivalent Unit Rights to vest or otherwise become payable sooner than the date on which the underlying Award or portion thereof with respect to which it was granted has vested.

ARTICLE VII. OPTIONS
7.1General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or any combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.

7.2Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in a manner that complies with Section 409A with respect to a Nonqualified Stock Option or Section 422 of the Code with respect to an Incentive Stock Option. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than 10 years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.

7.3Restrictions Relating to Incentive Stock Options.

(a)    Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Noble and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under this Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Noble or of its Affiliates unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

(b)    Each Participant awarded an Incentive Stock Option shall notify Noble in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock

Appendix C

acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

7.4Exercise of Options.

(a)    Subject to the terms and conditions of this Plan, Options shall be exercised by the delivery of a written notice of exercise to Noble, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)    Upon exercise of an Option, the exercise price of the Option shall be payable to Noble in full either (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering (either actually or by attestation) one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (iii) in a combination of the forms specified in (i) or (ii) of this subsection.

(c)    To the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Noble or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Noble to pay the exercise price and any required withholding taxes.

(d)    As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Noble shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

7.5    Termination of Employment or Service. Each Award Agreement embodying the Award of an Option may set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under this Plan and may reflect distinctions based on the reasons for termination of employment or service. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of an Option, the following termination provisions shall apply with respect to such Award:

(a)    Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding Option, whether vested or unvested, held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the Option shall immediately terminate.

(b)    Termination By Reason of Retirement. In the event of a Participant’s Retirement, each outstanding Option held by the Participant shall remain outstanding and may be exercised by the Participant, to the extent vested at the time of the Participant’s Retirement, until the earlier of (i) the expiration of five years from the date of such Retirement or (ii) the expiration of the Option. To the extent an Option is unvested at the time of the Participant’s Retirement, the Option shall automatically terminate as of the date of such Retirement, and the right to exercise the Option shall immediately terminate.

Appendix C

(c)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service on account of death or Disability, each outstanding Option, whether vested or unvested, held by the Participant shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by the Participant, as the case may be, until the earlier of (i) the expiration of five years from the date of death or termination on account of Disability or (ii) the expiration of the Option.

(d)    Termination For Reasons Other Than Cause, Retirement, Death or Disability. If a Participant’s employment or service is terminated under circumstances that are not covered by subsections (a), (b) or (c) of this Section 7.5, an Option held by the Participant may be exercised by the Participant, to the extent vested as the time of the Participant’s termination, until the earlier of (i) the expiration of one year from the date of such termination or (ii) the expiration of the Option. To the extent an Option is unvested at the time of the Participant’s termination of employment or service, the Option shall automatically terminate as of the date of such termination, and the right to exercise the Option shall immediately terminate.

Notwithstanding the foregoing, except in the case of a Participant’s death, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Noble or a “parent corporation” or a “subsidiary corporation” of Noble, as those terms are defined in Sections 424(e) and (f) of the Code, respectively (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).

ARTICLE VIII. STOCK APPRECIATION RIGHTS
8.1    General. The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in a manner that complies with Section 409A. The term of each SAR shall be as specified by the Committee; provided, however, that no SAR shall be exercisable later than 10 years after the Grant Date. In the case of an SAR that is granted in conjunction with all or a portion of an Option, the SAR shall expire no later than the expiration of the underlying Option. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs as it determines are necessary or appropriate, provided they are not inconsistent with this Plan.

8.2    Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Noble, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.

8.3    Termination of Employment or Service. Each Award Agreement embodying the Award of SARs may set forth the extent to which the Participant shall have the right to exercise the SARs following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all SARs granted under this Plan and may reflect distinctions based on the reasons for termination of employment or service. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of SARs, the following termination provisions shall apply with respect to such Award:

Appendix C

(a)    Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding SAR, whether vested or unvested, held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the SAR shall immediately terminate.

(b)    Termination By Reason of Retirement. In the event of a Participant’s Retirement, each outstanding SAR held by the Participant shall remain outstanding and may be exercised by the Participant, to the extent vested at the time of the Participant’s Retirement, until the earlier of (i) the expiration of five years from the date of such Retirement or (ii) the expiration of the SAR. To the extent an SAR is unvested at the time of the Participant’s Retirement, the SAR shall automatically terminate as of the date of such Retirement, and the right to exercise the SAR shall immediately terminate.

(c)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service on account of death or Disability, each outstanding SAR, whether vested or unvested, held by the Participant shall remain outstanding and may be exercised by the person who acquires the SAR by will or the laws of descent and distribution, or by the Participant, as the case may be, until the earlier of (i) the expiration of five years from the date of death or termination on account of Disability or (ii) the expiration of the SAR.

(d)    Termination For Reasons Other Than Cause, Retirement, Death or Disability. If a Participant’s employment or service is terminated under circumstances that are not covered by subsections (a), (b) or (c) of this Section 8.3, an SAR held by the Participant may be exercised by the Participant, to the extent vested as the time of the Participant’s termination, until the earlier of (i) the expiration of one year from the date of such termination or (ii) the expiration of the SAR. To the extent an SAR is unvested at the time of the Participant’s termination of employment or service, the SAR shall automatically terminate as of the date of such termination, and the right to exercise the SAR shall immediately terminate.

ARTICLE IX. RESTRICTED STOCK
9.1    General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which the Restricted Stock may become vested or be forfeited and/or providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.

9.2    Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

9.3    Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.

9.4    Other Terms and Conditions.

(a)    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under this Plan shall be registered in the name of the Participant or, at the option of Noble, in the name of a nominee of Noble, and shall be issued in book-entry form or represented by a stock certificate.

(b)    At the time of an Award of Restricted Stock, the Committee shall prescribe such terms, conditions, restrictions and limitations applicable to the Restricted Stock as it may determine in its sole discretion, including without limitation rules pertaining to the termination of employment or service (by

Appendix C

reason of death, Disability, Retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of Restricted Stock, the following termination provisions shall apply with respect to such Award:

(i)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service prior to the expiration of the Restricted Period on account of death or Disability, the restrictions applicable to the shares of Restricted Stock held by the Participant shall terminate, and as soon as practicable (but in no event later than 60 days) after such termination of employment or service the shares of Restricted Stock, together with any dividends or other distributions with respect to such shares then being held by Noble, shall be delivered to the Participant (or in the event of the Participant’s death, to the Participant’s estate) free of such restrictions.

(ii)    Termination For Reasons Other Than Death or Disability. If a Participant’s employment or service is terminated prior to the expiration of the Restricted Period under circumstances that are not covered by subsection (i) of this Section 9.4(b), then on the date of such termination of employment or service all of the shares of Restricted Stock still subject to restrictions shall be forfeited by the Participant and transferred to the Company at no cost to Noble.

(c)    Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of Restricted Stock, the following provisions shall apply with respect to such Award:

(i)    Restricted Stock shall be held by Noble in escrow for the Participant’s benefit until such time as the Restricted Stock is either forfeited by the Participant to Noble or the restrictions thereon terminate as set forth in the Award Agreement. The Participant shall not retain physical custody of any certificates representing shares of Restricted Stock issued to the Participant until such time as the restrictions on such shares of Restricted Stock terminate as set forth in the Award Agreement. The Participant, by acceptance of the Restricted Stock, shall be deemed to appoint Noble and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of forfeited shares of Restricted Stock to Noble as may be required pursuant to this Plan or the Award Agreement, and to execute such representations or other documents or assurances as Noble or such representatives deem necessary or advisable in connection with any such transfer. To the extent allowable by applicable law, Noble, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the shares of Restricted Stock in escrow while acting in good faith in the exercise of its judgment.

(ii)    Subject to the further terms and conditions set forth below, upon the issuance of Restricted Stock to the Participant, the Participant shall become the owner thereof for all purposes and shall have all rights as a stockholder, including voting rights and the right to receive dividends and distributions, with respect to the Restricted Stock. If Noble shall pay or declare a dividend or make a distribution of any kind, whether due to a reorganization, recapitalization or otherwise, with respect to the shares of Common Stock constituting the Restricted Stock, then Noble shall pay or make such dividend or other distribution with respect to the Restricted Stock; provided, however, that with respect to any of the shares of Restricted Stock that are still subject to the restrictions of the Award Agreement, the cash, stock or other securities and other property constituting such dividend or other distribution pertaining to such Restricted Stock shall be held by Noble subject to the restrictions applicable under the Award Agreement to such Restricted Stock until such shares of Restricted Stock are either forfeited by the Participant and transferred to Noble or the restrictions thereon terminate as set forth in the Award Agreement. If the shares of Restricted Stock with respect to which such dividend or distribution was paid or made are forfeited by the Participant pursuant to the provisions hereof, then the Participant shall not be entitled to receive such dividend or distribution and such dividend or distribution shall likewise be forfeited and transferred to Noble. If the restrictions applicable to the shares of

Appendix C

Restricted Stock with respect to which such dividend or distribution was paid or made terminate in accordance with the provisions of the Award Agreement, then the Participant shall be entitled to receive such dividend or distribution with respect to such shares, without interest, and such dividend or distribution shall likewise be delivered to the Participant as soon as practicable (but in no event later than 60 days) after the termination of such restrictions.

(iii)    The Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period other than by will or the laws of descent and distribution.

(d)    Any provision of this Article IX to the contrary notwithstanding, no dividends or distributions made with respect to any share of Restricted Stock shall vest or be payable sooner than the date on which the underlying share of Restricted Stock with respect to which it was made has vested.

(e)    A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock.

ARTICLE X. RESTRICTED STOCK UNITS
10.1    General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited and/or providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.

10.2    Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.

10.3    Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights. To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may include a tandem Dividend Equivalent Cash Right or Dividend Equivalent Unit Right grant. A grant of Dividend Equivalent Cash Rights may provide that such Dividend Equivalent Cash Rights shall be paid directly to the Participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Equivalent Unit Rights may provide that such Dividend Equivalent Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion. Any provision of this Article X to the contrary notwithstanding, no Dividend Equivalent Cash Right or Dividend Equivalent Unit Right shall vest or be payable sooner than the date on which the underlying Restricted Stock Unit with respect to which it was granted has vested.

10.4    Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, Retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of Restricted Stock Units, the following termination provisions shall apply with respect to such Award:

(a)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service prior to the expiration of the Restricted Period on account of death

Appendix C

or Disability, the restrictions applicable to the Restricted Stock Units held by the Participant shall terminate, and as soon as practicable (but in no event later than 60 days) after such termination of employment or service the Participant (or in the event of the Participant’s death, the Participant’s estate) shall receive the shares of Common Stock or cash associated with such Restricted Stock Units.

(b)    Termination For Reasons Other Than Death or Disability. If a Participant’s employment or service is terminated prior to the expiration of the Restricted Period under circumstances that are not covered by subsection (a) of this Section 10.4, then on the date of such termination of employment or service all of the Restricted Stock Units still subject to restrictions shall be forfeited by the Participant.

ARTICLE XI. PERFORMANCE AWARDS
11.1    General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or any combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.

11.2    Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with this Plan.

11.3    Performance Goals. The performance measure(s) to be used for purposes of Performance Awards shall be set in the Committee’s sole discretion and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total stockholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and (v) safety results. The performance goals based on these performance measures may be made relative to the performance of other business entities.

11.4    Negative Discretion. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to such a Performance Award.

ARTICLE XII. STOCK AWARDS AND OTHER INCENTIVE AWARDS
12.1    Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Common Stock covered by a Stock Award.

Appendix C

12.2    Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of this Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or any combination thereof), as established by the Committee, subject to the terms of this Plan.

ARTICLE XIII. CHANGE OF CONTROL
13.1    Vesting of Awards. Notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control while a Participant is employed by the Company, followed by the termination of such Participant’s employment or service (i) by the Company for reasons other than Cause, or (ii) by the Participant on account of Good Reason, within the 24-month period beginning at the time of the occurrence of the Change of Control (the “Change Effective Time”), each Award outstanding under this Plan to such Participant immediately shall become vested and fully exercisable upon such termination, and any restrictions applicable to the Award shall lapse as of such date; provided, however, that notwithstanding the preceding, any Award that is a Performance Award with performance-based vesting will vest upon such termination of employment or service according to performance achieved as measured through the last day of the month immediately preceding the date of such termination of employment or service. For purposes of this Section 13.1, in order to terminate on account of Good Reason, Participant must provide written notice to the Company of his or her belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice must describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Participant may submit a notice of termination to the Company; provided, however, that the notice of termination invoking the option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, the Participant shall be deemed to have accepted the condition(s), or the correction of such condition(s) that may have given rise to the existence of Good Reason.

13.2    Assumption of Awards. Upon a Change of Control where Noble is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised at or before the Change Effective Time will be assumed by or replaced with comparable options and rights in the surviving entity (or a parent of the surviving entity) in accordance with Section 424 of the Code or Section 409A, as applicable, and other outstanding Awards will be converted into similar awards of the surviving entity (or a parent of the surviving entity).

13.3    Cancellation of Awards. Notwithstanding the foregoing, in the event of a Change of Control of Noble, the Committee may, in its sole discretion, no later than the Change Effective Time, require any Participant holding an Award to surrender such Award in exchange for (a) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash, of an amount equivalent to the excess of the value of the consideration received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the “Change of Control Consideration”) over the exercise price or grant price per share, (b) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights (if applicable), payment by the Company (or a successor), in cash, of an amount equivalent to the value of any such Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed and (c) with respect to a Performance Award, payment by the Company (or a successor), in cash, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible.

Appendix C

ARTICLE XIV. AMENDMENT AND TERMINATION
14.1    Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify this Plan, in whole or in part; provided, however, that no amendment or modification of this Plan shall become effective without the approval of such amendment or modification by the stockholders of Noble if (a) such amendment or modification increases the maximum number of shares subject to this Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under this Plan or (b) counsel for Noble determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the Common Stock is then listed or quoted. An amendment to this Plan generally will not require stockholder approval if it curtails rather than expands the scope of this Plan, nor if it is made to conform this Plan to statutory or regulatory requirements, such as, without limitation, Section 409A. Upon termination of this Plan, the terms and provisions of this Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.

14.2    Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to this Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.

ARTICLE XV. MISCELLANEOUS
15.1    Award Agreements. After the Committee grants an Award under this Plan to a Participant, such award shall be evidenced by an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award; provided, however, that any permitted deferrals shall be structured to meet the requirements of Section 409A. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of this Plan, and in the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern. All Awards under this Plan are intended to be structured in a manner that will either comply with or be exempt from Section 409A so that no tax will be owed under Section 409A.

15.2    Listing; Suspension.

(a)    If and as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Noble shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to Noble or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful under the laws of any applicable jurisdiction, Noble or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful.

(c)    Upon termination of any period of suspension under this Section 15.2, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all

Appendix C

shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.

15.3    Additional Conditions. Notwithstanding anything in this Plan to the contrary (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Noble a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer and (c) all certificates for shares of Common Stock delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

15.4    Transferability.

(a)    All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section 15.4; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Noble of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Except as otherwise provided in this Section 15.4, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by this Plan or the Award Agreement shall be null and void and without effect.
(c)    If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of this Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family or a person sharing a Participant’s household (other than a tenant or an employee), (ii) trusts in which the Participant or a person listed in (i) above has more than 50% of the beneficial interest, (iii) a foundation in which the Participant or a person listed in (i) above controls the management of assets, (iv) any other entity in which the Participant or a person listed in (i) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (iv), no consideration is provided for the transfer and (v) any transferee permitted under applicable securities and tax laws as determined by counsel to Noble. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(d)    Incident to a Participant’s divorce, the Participant may request that Noble agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Section 414(p) of the Code) with respect to all or a part of one or more Awards made to the Participant under this Plan. Noble’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Noble. The Committee’s decision need not be uniform among Participants. As a condition of participation, a

Appendix C

Participant agrees to hold Noble harmless from any claim that may arise out of Noble’s observance of the terms of any such domestic relations order.

15.5    Withholding Taxes. The Company shall be entitled to deduct from any payment made under this Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay or may allow the Participant to elect to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under this Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company (either actually or by attestation) previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

15.6    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award granted hereunder. If the application of any provision of the Plan or any Award Agreement would yield a fractional share of Common Stock, such fractional share shall be rounded down to the nearest whole share, provided that the Committee in its sole discretion may settle fractional shares in cash.

15.7    Notices; Method of Delivery. All notices required or permitted to be given or made under this Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefore or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Noble or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (A) to a Participant at his address as set forth in the records of the Company or (B) to Noble at the principal executive offices of Noble clearly marked “Attention: General Counsel.” Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.

15.8    Compliance with Law and Stock Exchange or Association Requirements. It is the intent of Noble that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that all Awards either be exempt from Section 409A or, if not exempt, comply with the requirements of Section 409A. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements.

15.9    Clawback. By accepting or exercising any Award granted under the Plan, the Participant agrees to abide and be bound by any policies adopted by Noble, including without limitation Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct, as amended from time to time, and any other

Appendix C

policies adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder, providing for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement or similar circumstances. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with the Company.

15.10    Binding Effect. The obligations of Noble under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Noble, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Noble. The terms and conditions of this Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

15.11    Severability. If any provision of this Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or such agreement, as the case may be, but such provision shall be fully severable and this Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

15.12    No Restriction of Corporate Action. Nothing contained in this Plan shall be construed to prevent Noble or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify this Plan) that is deemed by Noble or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Awards made or to be made under this Plan. No Participant or other person shall have any claim against Noble or any Affiliate as a result of such action.

15.13    Governing Law. This Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

15.14    No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Noble as a result of participation in this Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to this Plan. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.

15.15    Risk of Participation. Nothing contained in this Plan shall be construed either as a guarantee by Noble or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of this Plan or as an agreement by Noble or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in this Plan.

15.16    No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including without limitation Noble and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under this Plan or that such tax treatment will apply to or be available to a Participant on account of participation in this Plan.

15.17    Continued Employment or Service. Nothing contained in this Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of Noble or an Affiliate to the Participant.

Appendix C

15.18    Miscellaneous. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of this Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of this Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

IN WITNESS WHEREOF, this Plan has been executed on this _____ day of __________________, 2019.

NOBLE ENERGY, INC.

By: ______________________________________

Name: ___________________________________

Title: __________________________________

Noble Energy, Inc.
ATTN: Company Secretary
1001 Noble Energy Way
Houston, TX 77070

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 22, 2019 for shares held directly and by 11:59 P.M. ET on April 18, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 22, 2019 for shares held directly and by 11:59 P.M. ET on April 18, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records or create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE ENERGY, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.					For	Against	Abstain
1. To elect the nine nominees as members of the Board of Directors of the Company.				2. To ratify the appointment of the independent auditor by the Company’s Audit Committee.	☐	☐	☐

Nominees	For	Against	Abstain	3. To approve, in an advisory vote, executive compensation.	☐	☐	☐
1a. Jeffrey L. Berenson	☐	☐	☐
1b. Michael A. Cawley	☐	☐	☐
1c. James E. Craddock	☐	☐	☐
4. To approve an amendment and restatement of the Company's 2017 Long-Term Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan from 29 million to 44 million shares.
					☐	☐	☐
1d. Barbara J. Duganier	☐	☐	☐
1e. Thomas J. Edelman	☐	☐	☐
1f. Holli C. Ladhani	☐	☐	☐
1g. David L. Stover	☐	☐	☐
1h. Scott D. Urban	☐	☐	☐
1i. William T. Van Kleef	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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NOBLE ENERGY, INC. Annual Meeting of Shareholders April 23, 2019 9:30 A.M. This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) David L. Stover and Kenneth M. Fisher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NOBLE ENERGY, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CT on April 23, 2019 at The St. Regis Houston, 1919 Briar Oaks Lane, Houston, Texas 77027, and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continue and to be signed on reverse side.